Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of June 20, 2017

by and among

EXPEDITION HOLDINGS LLC,

EXPEDITION MERGER SUB, INC.

and

ARI NETWORK SERVICES, INC.

Exhibit ACertain Permitted Encumbrances

INDEX OF DEFINED TERMS

Acquisition Proposal	1.1
Action	1.1
Affiliate	1.1
Agreement	Preamble
Alternative Acquisition Agreement	5.8(a)
Alternative Debt Commitment Letters	5.11(b)
Alternative Debt Financing	5.11(b)
Anti-Corruption Laws	1.1
Articles of Merger	2.2
Award	1.1
Awardholder	1.1
Black Scholes Value	1.1
Board	Recital
Board Recommendation	3.1(b)
Business	1.1
Business Day	1.1

Bylaws	3.1(a)
Change of Recommendation	5.8(d)
Closing	2.8(a)
Closing Date	2.8(a)
Closing Disbursement Schedule	2.5(b)
Code	1.1
Common Stock	1.1
Common Stock Merger Consideration	2.5(a)
Company	Preamble
Company Contracts	3.1(l)(i)
Company Disclosure Schedules	1.1
Company Employee	5.17(a)
Company Equity Plans	1.1
Company Financial Advisors	1.1
Company Indemnitees	5.6(a)
Company Lease	3.1(i)(iii)
Company Plan	3.1(r)
Company Related Parties	6.1(b)(v)
Company Reports	3.1(e)(i)
Company SEC Documents	1.1
Company Shareholders’ Meeting	5.10(a)
Company Stockholder Approval	1.1
Company Termination Fee	1.1
Comparable Confidentiality Agreement	1.1
Contract	1.1
Debt Commitment Letter	3.2(h)
Debt Financing	3.2(h)
Effective Time	2.2
Employee Stock Purchase Plan	1.1
Encumbrance	1.1
Environment	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity	1.1
Equity Commitment Letter	3.2(h)
Equity Financing	3.2(h)
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Export Control Laws	3.1(p)
Fee Letter	3.2(h)
Fees and Expenses	1.1
Fees and Expenses Amount	1.1
Financing	3.2(h)
Financing Commitment Letters	3.2(h)
Financing Sources	1.1

GAAP	1.1
Governmental Entity	1.1
Guarantor	5.14
Hazardous Material	1.1
Historical Financial Statements	3.1(e)(ii)
HSR Act	1.1
Indebtedness	1.1
Intellectual Property	1.1
Interim Balance Sheet	1.1
Intervening Event	5.8(f)
IRS	1.1
Knowledge of Parent	1.1
Knowledge of the Company	1.1
Law	1.1
Leased Real Property	3.1(i)(ii)
Limited Guaranty	5.14
Material Adverse Effect	1.1
Maximum Annual Premium	5.6(b)
Merger	Recital
Merger Consideration	2.5(a)
Merger Fund	2.6(a)
MergerSub	Preamble
Most Recent Financial Statements	1.1
Multiemployer Plan	1.1
NASDAQ	1.1
Offering Materials	5.11(e)
Option	1.1
Optionholder	1.1
Options Payment Amount	2.4(d)(ii)
Ordinary Course of Business	1.1
Other Filings	1.1
Outside Date	6.1(a)(ii)
Parent	Preamble
Parent Liability Limitation	6.1(d)
Parent Related Parties	6.1(b)(v)
Parent Termination Fee	1.1
Paying Agent	2.6(a)
Per Share Merger Consideration	2.4(a)
Performance Restricted Share	1.1
Performance Restricted Share Agreements	1.1
Performance Restricted Shares Payment Amount	2.4(f)
Permits	3.1(o)(i)
Permitted Encumbrances	1.1
Person	1.1
Preferred Stock	1.1
Proxy Statement	1.1

Record Date	5.10(b)
Registered IP	3.1(s)
Representatives	5.8(a)
Required Withholding Amounts	1.1
Restricted Commitment Letter Amendments	5.11(a)
Restricted Share	1.1
Restricted Shares Payment Amount	2.4(f)
RSU	1.1
RSUholder	1.1
SEC	1.1
Securities Act	3.1(e)(i)
Shareholder	1.1
Shares	1.1
Solvent	1.1
Specified Company Employees	1.1
Specified Debt	1.1
Specified Debt Amount	1.1
Specified Loan Documents	1.1
Specified Representations	1.1
Stock Certificates	2.4(a)
Sublease	3.1(i)iv)
Subsidiary	1.1
Superior Offer	1.1
Superior Offer Notice Period	5.8(e)(i)
Surviving Corporation	2.1
Takeover Laws	3(u)
Tax	1.1
Tax Return	1.1
Taxing Authority	1.1
Transaction Documents	1.1
Transfer Taxes	1.1
WARN Act	5.12
Warrant	1.1
Warrantholder	1.1
Warrants Payment Amount	2.4(h)
WBCL	2.1

v

THIS AGREEMENT AND PLAN OF MERGER (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 20, 2017, by and among (a) Expedition Holdings LLC, a Delaware limited liability company (“Parent”), (b) Expedition Merger Sub, Inc., a Wisconsin corporation and a direct wholly owned Subsidiary of Parent (“MergerSub”), and (c) ARI Network Services, Inc., a Wisconsin corporation (the “Company”).  Unless otherwise set forth herein, capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.

RECITALS

WHEREAS, the parties hereto consider it desirable that Parent acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to effectuate such acquisition, it is proposed that MergerSub merge with and into the Company as set forth in Article II hereof (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, (i) the boards of directors of each of Parent and MergerSub have unanimously, upon the terms and subject to the conditions set forth in this Agreement, approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, taken together, are advisable and in the best interests of their respective stockholders, and (ii) Parent, acting as the sole stockholder of MergerSub, has approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously, upon the terms and subject to the conditions set forth in this Agreement, (x) approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, taken together, are in the best interests of the Company’s shareholders, and (y) recommended approval by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, as a result of the Merger, at the Effective Time, the Company will become a wholly-owned Subsidiary of Parent; and

WHEREAS, Parent, MergerSub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1     Definitions.

For purposes of this Agreement, the following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this Section 1.1.  Each term used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith that is not defined in this Section 1.1 has the meaning assigned to such term in the Section indicated in the index of defined terms preceding the text of this Agreement.

“Acquisition Proposal” means any bona fide indication of interest, proposal or offer from any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) (other than Parent, MergerSub and any of their Affiliates) to purchase, license or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for more than twenty percent (20%) of the Company’s consolidated assets or from which more than twenty percent (20%) of the Company’s revenues or earnings on a consolidated basis are derived or (ii) more than twenty percent (20%) of the outstanding Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, reorganization, liquidation, dissolution or other transaction. Any transaction or series of related transactions (other than the Merger) of types set forth in clauses (i)-(ii) are referred to herein as an “Acquisition Transaction”.

“Action” means any action, arbitration, assessment, audit, charge, claim, complaint, demand, grievance, investigation, inquiry, petition, suit or other proceeding, whether civil or criminal, in law or in equity, brought by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” means all U.S. and non-U.S. laws, statutes, regulations and orders relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Award” means an Option, RSU or Restricted Share granted under any Company Equity Plan.

“Awardholder” means any Person who holds one or more outstanding Awards immediately prior to Closing.

“Black Scholes Value” means the value of a Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. determined as of the Closing Date for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the Merger and March 15, 2018, (ii) an expected volatility equal to the greater of 100% and the 100-day volatility obtained from the HVT function on Bloomberg L.P. as of the trading day immediately following the public announcement of the Merger, (iii) the underlying price per share used in such calculation shall be the Per Share Merger Consideration and (iv) a remaining option time equal to the time between the date of the public announcement of the Merger and March 15, 2018.

“Business” means the business of the Company and its Subsidiaries as conducted by the Company and its Subsidiaries as of the date of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock “ means the Company’s common stock, $0.001 par value per share.

“Company Disclosure Schedules” means the “Company Disclosure Schedules” which are attached hereto and delivered by the Company to Parent and MergerSub pursuant to this Agreement, as the same may be amended, supplemented, updated or otherwise modified from time to time by a Disclosure Supplement delivered in accordance with the terms of Section 5.7.

“Company Equity Plans” means the following plans, in each case as amended:  the ARI Network Services, Inc. 2000 Stock Option Plan; the ARI Network Services, Inc. 2010 Equity Incentive Plan; and the Employee Stock Purchase Plan.

“Company Financial Advisors” means Pacific Crest Securities, Technology Specialists of KeyBanc Capital Markets, and Houlihan Lokey Capital, Inc.

“Company SEC Documents” means, collectively, the Annual Report on Form 10-K, filed with the SEC on October 28, 2016, the Company’s latest Quarterly Reports on Form 10-Q, filed with the SEC on December 15, 2016 and March 17, 2017, and each Form 8-K filed with the SEC since October 28, 2016, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as the same may have been amended since the date of their filing and prior to the date of this Agreement.

“Company Shareholder Approval” means approval of this Agreement and the Merger by the affirmative vote of a majority of the votes that the holders of the outstanding shares of Common Stock are entitled to cast thereon.

“Company Termination Fee” means an amount equal to $4,767,000.

“Comparable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the

Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Acquisition Proposal, acquiring the Company or taking any other similar action); provided,  however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.8.

“Contract” means any written: agreement, bond, commitment, contract, indenture, instrument, lease, license, purchase order or sublicense.

“Employee Stock Purchase Plan” means the ARI Network Services, Inc. 2000 Equity Incentive Plan as amended and restated.

“Encumbrance” means any charge, covenant, easement, encumbrance, pledge, security interest, mortgage, deed of trust, hypothecation or lien, whether imposed by Contract or Law.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.

“Environmental Law” means any applicable Law relating to (a) the pollution, protection, preservation or restoration of the Environment or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Materials, or the investigation, clean-up or remediation thereof.

“Environmental Permit” means any material permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Entity under any Environmental Law.

“Equity” means (i) Common Stock, (ii) any contract, security or right convertible, exercisable or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) any options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) any obligation of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) any outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company, (vi) any security that has the right or power to vote together with the Common Stock or that participates with holders of Common Stock on any dividend or distribution, or (vii) any similar security of any subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any Person which is or was, at a relevant time, treated as a single employer with the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fees and Expenses” means all fees and expenses incurred by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including (a) all legal fees and expenses and the fees and expenses of other advisors and consultants, and (b) all brokerage fees, commissions, finders’ fees, investment banking fees and financial advisory fees; provided,  however, that “Fees and Expenses” shall not include any fees or expenses of, or payments to be made by, the Company or its Subsidiaries (i) incurred or to be incurred in connection with Parent’s obtaining any financing that may be used (x) to pay the Merger Consideration, the Specified Debt Amount, the Fees and Expenses Amount and all fees and expenses of Parent and MergerSub arising in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (y) to finance the working capital needs of Parent, the Company and/or any of their respective Subsidiaries following the Closing or (ii) for which Parent is liable pursuant to the terms of this Agreement or any of the other Transaction Documents (including, without limitation, any Transfer Taxes and all filing fees in connection with any filings, applications or submissions under the HSR Act or any other applicable competition Laws).

“Fees and Expenses Amount” means the aggregate amount of unpaid Fees and Expenses as of the Closing.

“Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger, including under the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, board, bureau, commission, court, arbitrator or judicial body, department, political subdivision, tribunal or other instrumentality thereof, in each case whether federal, state, county or provincial, and whether local or foreign.

“Hazardous Material” means hazardous substances, hazardous wastes, any petroleum product or petroleum-based contaminant, polychlorinated biphenyls or any substance or compound containing polychlorinated biphenyls, asbestos or any asbestos-containing materials, radon or any other radioactive materials, including any source, special nuclear or by-product material, and any other chemical, substance, waste, material, pollutant, or contaminant defined or regulated as hazardous or toxic under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or securities (other than ordinary course trade accounts payable which are not past due), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person and all accrued current liabilities of such Person), (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness), (d) letters of credit and all non-contingent obligations of such Person to reimburse any bank in respect of amounts paid under banker’s acceptances, bid bonds, performance bonds, and other financial guarantees issued for the account of such Person, (e) interest rate protection agreements, hedging or swap obligations or similar arrangements, (f) contingent purchase price obligations or earnout obligations in connection with any acquisition, (g) any unfunded liabilities under any gratuity or termination indemnity plans, (h) all obligations of the type referred to in clauses (a) through (g) of any other Person the payment of which such Person is liable as obligor, guarantor, surety or otherwise, (i) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by any Encumbrance on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Encumbrance) and (i) all interest, premiums, penalties and other amounts owing in respect of the items described in clauses (a) through (h).

“Intellectual Property” means any and all intellectual property and proprietary rights throughout the world, including any of the following:  (a) patents, (b) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names, (c) copyrights, (d) registrations and applications for any of the foregoing, and (e) trade secrets and confidential information or know-how (including research and development, formulas, compositions, manufacturing and production processes and techniques, technical data and designs).

“Interim Balance Sheet” means that certain unaudited consolidated balance sheet of the Company and its Subsidiaries as at April 30, 2017.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Parent” means the actual knowledge of Adam Clammer, David Hirsch and Matthew Wilson.

“Knowledge of the Company” means the actual knowledge of Roy W. Olivier, William A. Nurthen, Robert A. Ostermann, and Robert A. Jones, in each case after reasonable inquiry of their respective direct reports who are reasonably likely to have actual knowledge of the matter in question.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), act, ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment or writ, in any such case, of any applicable Governmental Entity.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger, but shall exclude any change or effect relating to or arising out of (i) business or economic conditions in the world or the industries in which the Company or any of its Subsidiaries operates, to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (ii) the economy, credit or financial or capital markets anywhere in the world (including, without limitation, changes in interest or exchange rates), to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (iii) national or international political or social conditions, including the engagement by any country, state, republic, union or sovereignty in hostilities (or any escalation or worsening of such hostilities), whether or not pursuant to the declaration of a national emergency or war, any civil hostilities (including any civil war, civil unrest, rebellion or similar uprising) or the occurrence of any military or terrorist attack upon any country, state, republic, union or sovereignty, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of any country, state, republic, union or sovereignty, (iv) any conditions resulting from natural disasters, to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business (v) changes in GAAP or any accounting standards or policies, (vi) changes in Law or other directives issued by any Governmental Entity to the extent (and solely to the extent) the Company and its Subsidiaries are not disproportionately affected thereby in a material adverse manner relative to the other participants in the industries in which the Company and its Subsidiaries conduct the Business, (vii) the failure of the financial or operating performance of the Company or any of its Subsidiaries to meet projections, forecasts or budgets for any period (it being understood that any cause of such failure may be deemed to constitute, in and of itself, a Material Adverse Effect, and may be taken into consideration when determining whether a Material Adverse Effect has occurred), (vii) any damage, destruction, loss or casualty to any of the properties or assets of the Company or any of its Subsidiaries that is covered by insurance (subject to standard deductibles required by the terms of the applicable insurance policies), (ix) any matter that is expressly disclosed on the Company Disclosure Schedules or (x) actions taken by any Person in compliance with the terms of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, or which are attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of Parent or any of its Affiliates, including without limitation, (A) any actions of competitors of the Company or any of its Subsidiaries, (B) any actions taken by, or losses of, current or former employees of the Company or any of its Subsidiaries, (C) any delays or cancellations of orders for products or services of the Company or any of its Subsidiaries, or any other actions taken or proposed to be taken by customers of the Company or any of its Subsidiaries, and (D) any actions taken by vendors, suppliers or distributors of the Company or any of its Subsidiaries, in each case other than for purposes of any representation or warranty contained in Section 3.1(f).

“Most Recent Financial Statements” means the consolidated financial statements of the Company filed with the SEC as part of its Quarterly Report on Form 10‑Q on June 14, 2017.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Option” means any option to purchase shares of Common Stock granted by the Company.

“Optionholder” means any Person that holds one or more outstanding Options as of immediately prior to the Closing.

“Ordinary Course of Business” means the ordinary and usual course of operations of the Business consistent with past practices.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with the Merger.

“Parent Termination Fee” means an amount equal to $8,264,000.

“Performance Restricted Share” means a share of Common Stock granted on March 4, 2015 subject to vesting or other lapse of restrictions based on the attainment of certain Common Stock target price conditions, as described in the Performance Restricted Share Agreements.

“Performance Restricted Share Agreements” means those certain Restricted Stock Award Agreements dated March 4, 2015 between the Company and the grantees thereof.

“Permitted Encumbrances” means (a) all statutory or other liens for Taxes which are not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) all cashiers’, landlords’, workmen’s’, repairmen’s’, mechanics’, warehousemen’s’ and carriers’ liens and other similar liens imposed by Law, incurred in the Ordinary Course of Business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) all pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) for which there is no default on the part of the Company or any of its Subsidiaries; (d) all source code escrows; (e) all leases, subleases, licenses or sublicenses (other than capital leases and leases underlying sale leaseback transactions) entered in the Ordinary Course of Business to which the Company or any of its Subsidiaries is a party and liens securing such leases, subleases, licenses or sublicenses; (f) all purchase money liens (including, without limitation, liens securing obligations to pay the deferred and unpaid purchase price of property acquired by the Company and/or any of its Subsidiaries in the Ordinary Course of Business); (g) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities which do not materially interfere with the present use of any of the properties or assets of the Company or any of its Subsidiaries; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other Encumbrances that do not materially impair the current use or value of any of the properties or assets of the Company or any of its Subsidiaries; (i) matters which would be disclosed by an accurate survey or inspection of real property which do not materially impair the occupancy or current use of the real property they encumber; (j) Encumbrances that secure any indebtedness, obligations or other liabilities under any of the Specified Loan Documents (whether direct or indirect, absolute or contingent, or due or to become due); (k) Encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution; and (l) Encumbrances arising out of, under or in connection with applicable federal, state and/or local securities Laws.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Preferred Stock” means the Company’s authorized preferred stock, $0.001 par value per share.

“Proxy Statement” means the proxy statement, together with any amendments and supplements thereto and related materials, relating to the Company Shareholders’ Meeting to be held in connection with this Agreement.

“Required Withholding Amounts” means any amounts that are required by applicable federal, state, local or foreign withholding Laws to be withheld by the Company or any of its Subsidiaries from a payment to which a Person is entitled under this Agreement and that are payable to Taxing Authorities pursuant to such withholding Laws.

“Restricted Share” means each share of Common Stock subject to vesting or other lapse of restrictions, but which is not a Performance Restricted Share.

“RSU” means a restricted stock unit with respect to one shares of Common Stock granted by the Company.

“RSUholder” means any Person that holds one or more outstanding RSUs as of immediately prior to the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder” means any holder of Shares.

“Shares” means the issued and outstanding shares of Common Stock.

“Solvent” means, with respect to any Person on any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i)

the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Specified Company Employees” means, collectively, Roy W. Olivier, William A. Nurthen, Robert A. Ostermann, and Robert A. Jones.

“Specified Debt” means all Indebtedness of the Company and its Subsidiaries under the Specified Loan Documents.

“Specified Debt Amount” means the aggregate amount of all Specified Debt outstanding as of immediately prior to the Closing.

“Specified Loan Documents” means, collectively, (a) that certain Loan and Security Agreement dated as of April 26, 2013 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc., as modified pursuant to (i) that certain First Loan Modification Agreement dated as of September 30, 2014 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc. and (ii) that certain Second Loan Modification Agreement dated November 1, 2016 by and among Silicon Valley Bank, the Company and Project Viking II Acquisition, Inc.; (b) that certain Unsecured Non-Negotiable Subordinated Promissory Note dated July 13, 2015 made by the Company in favor of Direct Communications, Incorporated; and (c) those two certain Promissory Notes dated September 30, 2014 made by the Company in favor of, respectively, Barry Reese and Kenny Pratt; in each case, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Specified Representations” means the representations and warranties of the Company made in Section 3.1(a),  Section 3.1(b) (other than the representations and warranties made in the last sentence of Section 3.1(b)), Section 3.1(d), Section 3.1(q) and Section 3.1(u).

“Subsidiary” means, as of any time of determination and with respect to any specified Person, (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person and (b) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns equity representing more than fifty percent (50%) of the economic interest of all of the equity in its entirety or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity as of such time.

“Superior Offer” means any bona fide, written Acquisition Proposal for an Acquisition Transaction that (a) was not obtained or made as a result of a breach of Section 5.8, and (b) contains terms and conditions that the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, having taken into account the financing aspects of the proposal and the likelihood and timing of consummation of the transaction contemplated by such Acquisition Proposal, the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Board deems relevant, to be more favorable from a financial point of view to the Company’s Shareholders than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent during the Superior Offer Notice Period set forth in Section 5.8(e)); provided,  however, the references to 20% in clauses (i) and (ii) of the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%”.

“Tax” means any foreign, federal, state, county, or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, withholding or similar or other taxes of any kind whatsoever, including all interest, additions, surcharges, fees or penalties related thereto.

“Tax Return” means a report, return or other information filed or required to be filed with a Taxing Authority with respect to Taxes (including any schedules or attachments thereto and any amendments thereof).

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Transaction Documents” means, collectively, this Agreement, the certificates delivered at the Closing pursuant to Section 4.1(a)(iii) and Section 4.2(a)(iii), and all other agreements, certificates, and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated hereby.

“Warrant” means a warrant issued by the Company to purchase shares of Common Stock pursuant to the Common Stock Purchase Warrant agreements dated March 15, 2013.

“Warrantholder” means any Person that holds one or more outstanding Options as of immediately prior to the Effective Time.

Article II

MERGER

Section 2.1     The Merger.  Under the terms and subject to the conditions in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), pursuant to the Merger, MergerSub shall be merged with and into the Company at the Effective

Time.  At the Effective Time, the separate existence of MergerSub shall cease, and the Company shall continue to exist as the surviving corporation (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL.

Section 2.2     Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Parent and MergerSub shall duly file, or shall cause to be duly filed, with the Wisconsin Department of Financial Institutions, articles of merger (the “Articles of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the WBCL.  The Merger shall become effective at such time as the Articles of Merger is duly filed with the Wisconsin Department of Financial Institutions, or such other time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

Section 2.3     Effects of the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a)       Articles of Incorporation.  The Articles of Incorporation of the Surviving Corporation shall be the same as the Articles of Incorporation of the Company immediately prior to the Effective Time until amended in accordance therewith and with applicable Law.

(b)       By-laws.  The by-laws of MergerSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (with the name of the Surviving Corporation changed, as appropriate) until amended in accordance therewith and in accordance with the Certificate of Incorporation of the Surviving Corporation and applicable Law.

(c)       Directors.  The directors of MergerSub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(d)       Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 2.4     Conversion, Cancellation or Redemption of Shares, Options and Warrants in the Merger.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or MergerSub, or any holder of any shares of capital stock of the Company, Parent or MergerSub, each of the following shall occur:

(a)       Common Stock.  Unless otherwise mutually agreed by the Parties or by Parent and the applicable stockholder, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of

Common Stock to be cancelled pursuant to Section 2.4(b)) shall be cancelled and shall be converted automatically into the right to receive, subject to Section 2.5(b), an amount in cash equal to $7.10 without interest (the “Per Share Merger Consideration”).  As of the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.4(b)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holders of such shares of Common Stock (whether or not any such shares of Common Stock are represented by a certificate or certificates (the “Stock Certificates”)) shall cease to have any rights with respect to such shares of Common Stock, except for the right to receive, with respect to each such share of Common Stock, the Per Share Merger Consideration.

(b)       Company Treasury Stock.  At the Effective Time, each share of Common Stock that is held in the treasury of the Company, if any, shall automatically be cancelled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

(c)       MergerSub Stock.  At the Effective Time, each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)       Treatment of Options.  Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, the Company shall take all requisite action so that, as of the Effective Time, each Option that is outstanding under any Company Equity Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Optionholder, cancelled and converted into the right of the Optionholder to receive an amount, if any, for each share of Common Stock subject to such Optionholder’s Option, equal to (x) the Per Share Merger Consideration, minus (y) the sum of (1) the exercise price per share of Common Stock of such Option and (2) any applicable Required Withholding Amounts with respect to the amount equal to the Per Share Merger Consideration minus the exercise price per share of Common Stock of such Option (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities).  The aggregate amount payable to all Optionholders pursuant to this Section 2.4(d) is referred to in this Agreement as the “Options Payment Amount”.

(e)       Treatment of Restricted Shares.  Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, the Company shall take all requisite action so that, at the Effective Time, Restricted Shares that are outstanding under any Company Equity Plan immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable Required Withholding Amount  (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities).  The aggregate amount payable to applicable Awardholders pursuant to this Section 2.4(e) is referred to in this Agreement as the “Restricted Shares Payment Amount.”

(f)       Treatment of Performance Restricted Shares.  Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, at the Effective Time, all or a portion of the unvested Performance Restricted Shares shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in accordance with Section 4 of the Performance Restricted Share Agreements, and such vested portion of the Performance Restricted Shares shall become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the Per Share Merger Consideration less any applicable Required Withholding Amount (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities). Any Performance Restricted Shares that remain unvested after giving effect to this Section 2.4(f) shall be forfeited, and the number of shares of Common Stock outstanding as of the Effective Time shall be decreased by the number thereof. The aggregate amount payable to applicable Awardholders pursuant to this Section 2.4(f) is referred to in this Agreement as the “Performance Restricted Shares Payment Amount.”

(g)       Treatment of RSUs.  Unless otherwise mutually agreed by the Parties or by Parent and the applicable Awardholders, as of the Effective Time, each RSUholder shall be entitled to receive an amount, if any, for each share of Common Stock in respect of which such RSUholder received an RSU, whether or not then vested in accordance with the terms of the restricted stock unit agreement to which such RSUholder’s RSUs are subject, equal to (x) the Per Share Merger Consideration,  minus (y) any applicable Required Withholding Amounts with respect to the amount described in clause (x) (such Required Withholding Amounts to be determined by the Company in good faith and set forth on the Closing Disbursement Schedule and to be contributed by Parent directly to the Company and promptly remitted by the Surviving Corporation to the applicable Taxing Authorities).  The aggregate amount payable to all RSUholders pursuant to this Section 2.4(g) is referred to in this Agreement as the “RSUs Payment Amount.”

(h)       Treatment of Warrants.  In accordance with the terms of each Warrant that is listed on Schedule 2.4(h) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by a Warrantholder with respect to a Warrant, at the Effective Time, Parent shall cause the Surviving Corporation to purchase such Warrants from the Warrantholders by paying to each Warrantholder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of such Warrantholder’s Warrant immediately prior to the Effective Time.  The aggregate amount payable to all

Warrantholders pursuant to this Section 2.4(h) is referred to in this Agreement as the “Warrants Payment Amount.”

(i)       Employee Stock Purchase Plan.  Prior to the Effective Time, (i) the Compensation Committee of the Board shall determine a date prior to the Effective Time on which the then-current offering period under the Employee Stock Purchase Plan shall terminate, and (ii) accumulated payroll deductions with respect to the Employee Stock Purchase Plan on such date shall be used to purchase the applicable number of shares of Common Stock.  The Employee Stock Purchase Plan shall terminate immediately following the termination date of the then-current offering period.  Notwithstanding anything to the contrary set forth herein, the Company shall take any further actions as may be necessary to ensure that (x) a new offering period does not begin following the date of this Agreement, (y) no participants are allowed to increase their respective payroll deduction amounts with respect to the current offering period, and (z) no new participants are allowed to participate in payroll deductions with respect to the current offering period.

Section 2.5     Merger Consideration.

(a)      The aggregate consideration to be paid by Parent and MergerSub to Shareholders and Awardholders in connection with the Merger shall be an amount equal to the sum of (i) the product of (x) the Per Share Merger Consideration and (y) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be cancelled pursuant to Section 2.4(b)) (such amount, the “Common Stock Merger Consideration”), plus (ii) the Options Payment Amount, plus (iii) the Restricted Shares Payment Amount, plus (iv) the Performance Restricted Shares Payment Amount, plus the RSUs Payment Amount, plus (iv) the Warrants Payment Amount (such amount, the “Merger Consideration”).  As of the date of this Agreement, the Merger Consideration is $127,130,910 (such amount to be updated, as necessary, in accordance with this Section 2.5(a) and the last sentence of Section 2.5(b), and to reflect any adjustments with respect to the Awards as a result of the mutual agreement of the Parties or of Parent and the applicable Awardholders).

(b)       At least five (5) Business Days, but not more than ten (10) Business Days, prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent and the Paying Agent, as applicable, a schedule (the “Closing Disbursement Schedule”)), which shall set forth estimates of the following (such estimates to be updated and adjusted, if necessary, in accordance with the last sentence of this Section 2.5(b)): (i) the Fees and Expenses Amount, together with the wire transfer instructions for the account(s) of each recipient of any payments of such amount, (ii) the Specified Debt Amount, together with the wire transfer instructions for the account(s) of each recipient of any payments of such amount and (iii) the Merger Consideration, together with (A) the Paying Agent’s and each Awardholder’s wire transfer instructions for the accounts into which payment of portions of the Merger Consideration shall be made, (B) each Warrantholder’s wire transfer instructions for the accounts into which payment in respect of the Warrants shall be made and (C) any applicable Required Withholding Amounts with respect to the amounts payable to the Optionholders in respect of Options, applicable Awardholders in respect of Restricted Shares and Performance Restricted Shares, and RSUholders in respect of RSUs.  The

Closing Disbursement Schedule shall, to the extent necessary, be updated by the Company from time to time prior to the Closing to reflect any changes therein of which the Company becomes aware prior to the Closing, and the most recently updated Closing Disbursement Schedule shall constitute the Closing Disbursement Schedule for all purposes of this Agreement and the other Transaction Documents.

(c)       The Per Share Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

Section 2.6     Merger Fund and Payments.

(a)       At or before the Closing, Parent shall deposit, or cause to be deposited, in trust with a bank or trust company designated by Parent and reasonably acceptable to the Company (such bank or trust company, the “Paying Agent”), cash in the aggregate amount equal to the sum of (i) the Common Stock Merger Consideration, (ii) the Fees and Expenses Amount, provided that the Parties will determine in good faith the payment of some or all of the Fees and Expenses Amount with cash on the Company’s balance sheet at the time of Closing, and (iii) unless otherwise agreed by the Parties in good faith, the Specified Debt Amount and the Warrant Amount (such deposit, the “Merger Fund”). The Merger Fund deposited with the Paying Agent shall be applied to pay (w) the consideration in respect of shares of Common Stock outstanding immediately prior to the Effective Time (subject to the provisions of Section 2.4(b) relating to treasury stock), (x) the amounts payable in respect of Warrants under Section 2.4(h) of this Agreement, (y) the Fees and Expenses Amount to each recipient of any payments of such amount, and (z) the Specified Debt Amount to each recipient of any payments of such amount, except to the extent that, in the cases of clauses (x), (y) and (z), the payment is made in another manner as agreed by the Parties pursuant to the immediately preceding sentence. Pending distribution of the Merger Fund pursuant to Section 2.6(b), the Merger Fund shall be held by the Paying Agent in trust, in cash, for the benefit of the Company, the Surviving Corporation, Shareholders, Warrantholders, recipients of the Fees and Expenses Amount and recipients of the Specified Debt Amount, as the case may be, and the Merger Fund shall not be used for any other purposes.

(b)       Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (i) distribute to each recipient of any payments of such amount, the applicable portion of the Merger Fund comprised of the Fees and Expenses Amount, (ii) distribute to Warrantholders the portion of the Merger Fund payable to such Warrantholders pursuant to Section 2.4(h), (iii) distribute to each recipient of any payments of such amount the portion of the Merger Fund comprised of the Specified Debt Amount, except to the extent that, in the cases of clauses (i), (ii) and (iii), the payment is made in another manner as agreed by the Parties pursuant to Section 2.6(a), and (iv) mail to each holder of record of Shares (A) a letter of transmittal in a customary form reasonably acceptable to the Company, to be completed, executed and delivered by such holder to receive such holder’s portion of the Merger Fund and (B) instructions for effecting the surrender of Stock Certificates and uncertificated shares in exchange for the Per Share Merger Consideration.  Upon proper completion, execution and delivery by a holder of record of shares of Common Stock to the Paying Agent of a Letter of Transmittal and all other documentation required by the Letter of Transmittal (including surrender of a Stock Certificate or Stock Certificates for cancellation or an affidavit of lost Stock Certificate as required by the Letter of Transmittal), such holder shall be entitled to receive, in exchange for each share of Common Stock, the Per Share Merger Consideration (less any applicable Required Withholding Amounts with respect to such holder, as determined by the Company in good faith) and the Stock Certificates or uncertificated shares so surrendered will be cancelled.  No interest will be paid or accrued for the benefit of holders of shares of Common Stock on the Per Share Merger Consideration payable upon the surrender of such Stock Certificates.  Until surrendered, outstanding Stock Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the (i) Options Payment Amount, plus (ii) the Restricted Shares Payment Amount, plus (iii) the Performance Restricted Shares Payment Amount, plus (iv) the RSUs Payment Amount. Promptly after the Effective Time, the Optionholders in respect of Options, Awardholders in respect of Restricted Share and Performance Restricted Shares, and RSUholders in respect of RSUs, will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders. All such payments will be less any Required Withholding Amount. Notwithstanding the foregoing, if any payment owed to a holder of cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than two Business Days thereafter). If payment is to be made to a Person other than a registered holder of shares of Common Stock represented by the Stock Certificate or Stock Certificates in exchange therefor, it shall be a condition to such payment that the Stock Certificate or Stock Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment being made to a Person other than the registered holder of such shares of Common Stock or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(c)       After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, such Stock Certificates shall be cancelled, retired and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d)       If any cash deposited with the Paying Agent for purposes of payment of the consideration in exchange for shares of Common Stock in accordance with this Section 2.6 remains unclaimed one (1) year after the Effective Time, such cash shall be returned to

Parent, or its designee, automatically, and any holder of shares of Common Stock who has not converted each of such holder’s shares of Common Stock into the Per Share Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of such amount, without any interest thereon.  Any amounts remaining unclaimed by holders of shares of Common Stock five (5) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)       In the event that any stock certificate have been lost, stolen or destroyed, the Paying Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.4. Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed stock certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the stock certificates alleged to have been lost, stolen or destroyed.

(f)       Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)       No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid with respect to the Shares.

Section 2.7     No Dissenters’ Rights.  No dissenters’, appraisal or similar rights or demands are exercisable by any Shareholder in connection with the Merger under Section 180.1302(1) or Section 180.1302(2) of the WBCL.

Section 2.8     Closing.

(a)       The closing of the Merger (the “Closing”) shall be held at 9:00 a.m., prevailing Eastern time, on the second (2nd) Business Day following the satisfaction and/or waiver of the conditions to Closing set forth in Article IV (other than those conditions which are to be satisfied only on the Closing Date), at the offices of Godfrey & Kahn, S.C. or at such other location, time and/or date as the Company and Parent mutually agree in writing (the day on which the Closing occurs being the “Closing Date”).

(b)       Deliveries by the Company.  At or prior to the Closing, the Company shall deliver to Parent:

(i)        a certified copy of the resolutions (or written consent) of the Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby;

(ii)       evidence of the Company Shareholder Approval;

(iii)      written resignations in customary form reasonably acceptable to Parent, of each director of the Company other those directors whom Parent shall have determined will continue as directors of the Surviving Corporation after the Effective Time;

(iv)       certificates of good standing (or its equivalent) for the Company and each of its material Subsidiaries issued by the Wisconsin Department of Financial Institutions or the applicable Governmental Entity of the jurisdiction of organization of such Subsidiary (to the extent such concept is recognized in such jurisdiction) as of a date not more than thirty (30) days prior to the Closing Date;

(v)        the certificate referred to in Section 4.1(a)(iii);

(vi)       third party consents set forth on Schedule 2.8(b)(vi);

(vii)      a certificate complying with Treasury Regulations Section 1.1445‑2(c)(3) stating that none of the Company’s outstanding capital stock or Options is a U.S. real property interest;

(viii)     at least three (3) Business Days prior to the Closing, customary payoff letters evidencing the payment in full of, and full discharge and termination of all liens with respect to, the Specified Debt; and

(ix)       all other documents required to be delivered by the Company on or prior to the Closing Date pursuant to this Agreement or any of the other Transaction Documents to which the Company is a party.

(c)       Deliveries by Parent and MergerSub.  At or prior to the Closing, Parent and MergerSub shall deliver:

(i)        to the Company, certified copies of the resolutions (or written consent) of the board of directors of each of Parent and MergerSub authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of Parent and MergerSub (as applicable) is a party, and the consummation of the transactions contemplated hereby and thereby;

(ii)       to the Company, a certified copy of the resolutions (or written consent) of Parent, as sole stockholder of MergerSub, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which MergerSub is a party, and the consummation of the transactions contemplated hereby and thereby;

(iii)      to the Company, the certificate referred to in Section 4.2(a)(iii);

(iv)       to the Paying Agent, the Merger Fund in accordance with the terms of Section 2.6(a); and

(v)        all other documents required to be delivered by Parent or MergerSub (as applicable) on or prior to the Closing Date pursuant to this Agreement or any of the other Transaction Documents to which Parent or MergerSub (as applicable) is a party.

Section 2.9     Withholding.  The Surviving Corporation and the Paying Agent shall be entitled and required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient the applicable Required Withholding Amounts it receives from the Paying Agent pursuant to Section 2.6(b)(ii) (as determined by the Company in good faith and disclosed on the Closing Disbursement Schedule).  To the extent that the Required Withholding Amounts are so withheld by the Surviving Corporation, (i) such Required Withholding Amounts shall be promptly remitted by the Surviving Corporation to the applicable Taxing Authorities, (ii) such Required Withholding Amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made, and (iii) the Surviving Corporation shall be solely responsible for such withholding and such payments to the Taxing Authorities.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Company.  Except as set forth in the Company Disclosure Schedules or the Company SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements”, and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being (i) understood that any matter disclosed in any Company SEC Documents will be deemed to be disclosed in a section of the Company Disclosure Schedules only to the extent that it is reasonably apparent from such disclosure in such Company SEC Documents that it is applicable to such section of the Company Disclosure Schedules; and (ii) acknowledged that nothing disclosed in the Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1(c)), the Company represents and warrants to Parent and MergerSub as follows:

(a)       Due Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin.  The Company is qualified or otherwise authorized to act as a foreign corporation and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has all requisite corporate power and authority necessary to own, lease and operate its material property and assets and to carry on its business as now conducted. The Company has made available to Parent true, correct and complete copies of the Articles of Incorporation and bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in any material respect in violation of the Articles of Incorporation or the Bylaws.

(b)       Authorization of Transaction.  The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is (or will be) a party, to perform its covenants and obligations hereunder, and (subject only to obtaining the Company Shareholder Approval) to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is (or will be) a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company, other than the Company Shareholder Approval, and (subject only to obtaining the Company Shareholder Approval) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and each such other Transaction Document or the consummation by the Company of the transactions contemplated hereby or thereby.  This Agreement has been (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will be) duly executed and delivered by the Company, and (subject only to obtaining the Company Shareholder Approval) this Agreement constitutes (or, in the case of each other Transaction Document to be entered into by the Company at or prior to the Closing, will constitute) a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. The Board has unanimously (i) approved and adopted this Agreement and determined that the transactions contemplated hereby, including the Merger, take together, are advisable and in the best interests of the Company’s Shareholders and (ii) recommended approval by the Company’s Shareholders of the Agreement, the Merger and the transactions contemplated hereby (collectively, the “Board Recommendation”). The Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement. No filing or registration with, notification to, or authorization, consent, permit, order or approval of any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is (or will be) a party or the consummation by the Company of the Merger and the other transactions contemplated thereunder, except (i) filing of the Proxy Statement and Other Filings with the SEC, (ii) filings under the HSR Act or any other applicable competition Laws, (iii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, (iv) such filing as may be required under the rules of NASDAQ; (v) those that become applicable primarily as a result of matters related to Parent or its Affiliates, and (vi) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Shareholder Approval is the only vote of the holders of any Equity of the Company that is necessary pursuant to applicable Law, the

Articles of Incorporation or the Bylaws to adopt this Agreement and consummate the Merger.

(c)       Capital Structure.

(i)        As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock; and (ii) 1,000,000 shares of Preferred Stock.  As of the date of this Agreement:  (A) 16,812,533 shares of Common Stock were issued and outstanding (which excludes the shares of Common Stock relating to the Options, RSUs, Restricted Shares and Performance Restricted Shares referred to in Section 3.1(c)(ii)); (B) no shares of Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury.  All of the outstanding shares of Common Stock are, and all shares of Common Stock that may be issued as expressly contemplated or expressly permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.  No Subsidiary of the Company owns any shares of Common Stock.

(ii)       As of the date of this Agreement, an aggregate of 1,456,926 shares of Common Stock are reserved for issuance pursuant to Awards not yet granted under the Company Equity Plans.  As of the date of this Agreement, 679,001 shares of Common Stock are reserved for issuance pursuant to outstanding Options, 4,000 shares of Common Stock are reserved for issuance pursuant to outstanding RSUs, 173,186 Restricted Shares are issued and outstanding and 440,000 Performance Restricted Shares are issued and outstanding.  Since May 30, 2017 and through the date of this Agreement, no Awards have been granted and no additional shares of Common Stock have become subject to issuance under the Company Equity Plans.  Schedule 3.1(c)(ii) sets forth as of the date of this Agreement a list of each outstanding Award granted under the Company Equity Plans and:  (A) the name of the holder of such Award; (B) the number of shares of Common Stock subject to such outstanding Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Award; (D) the date on which Award was granted or issued; (E) the applicable vesting or other lapse of restrictions schedule, and the extent to which such Award is vested and exercisable as of the date of this Agreement; and (F) with respect to Options, the date on which such Option expires.  All shares of Common Stock subject to issuance under the Company Equity Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(iii)      As of the date hereof, an aggregate of 145,467 shares of Common Stock are subject to, and 145,467 shares of Common Stock are reserved for issuance upon exercise of, the Warrants.

(iv)       Except for the Company Equity Plans and as set forth in Schedule 3.1(c)(iv), there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Award as a result of the transactions contemplated by this Agreement or the other Transaction Documents (whether alone or upon the occurrence of any additional or subsequent events).  Other than the Awards and the Warrants, as of the date hereof, there are no outstanding:  (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Equity of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Equity of (or securities convertible into or exchangeable for Equity of) the Company; (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries; (D) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (E) obligations or binding commitments of any character restricting the transfer of any Equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (F) no other obligations by the Company to make any payments based on the price or value of any Equity of the Company.  All outstanding shares of Common Stock, all outstanding Awards, all outstanding Warrants and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d)       Company Subsidiaries.  Schedule 3.1(d) sets forth, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization or formation.  Except as described in Schedule 3.1(d), all issued and outstanding shares of capital stock, limited liability company interests or other equity interests (as applicable) of each of the Company’s Subsidiaries are (i) duly authorized, validly issued, fully paid and (in the case of any Subsidiary which is a corporation) nonassessable, and (ii) are owned beneficially and of record directly or indirectly by the Company, free and clear of all Encumbrances, except for any Permitted Encumbrances and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement. Each such Subsidiary of the Company is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing or active status under the Laws of the jurisdiction of its organization or formation.  Each Subsidiary of the Company is qualified or otherwise authorized to act as a foreign entity and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing would not reasonably be expected to have a Material Adverse Effect.  Each Subsidiary of the Company has all requisite corporate, limited liability company or other entity (as applicable) power and authority to carry on its business as now conducted.  There are no (i) authorized or outstanding Equity or other securities of any of the Subsidiaries convertible into or exchangeable for, no options or warrants, or other rights, arrangements, agreements or commitments giving any Person any right to subscribe for or acquire from, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting, acquisition, disposition, registration or transfer of the Subsidiaries’ capital stock or other ownership interest, or (iii) outstanding obligations of any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary or to provide funds to, or make any investment in any other Person.  There are no outstanding or authorized stock or equity appreciation rights, phantom stock rights, or other phantom equity related instruments, profit participation or similar rights with respect to any Subsidiary.

(e)       Company Reports; Historical Financial Statements; No Undisclosed Liabilities; Internal Controls; NASDAQ Compliance.

(i)        The Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it since July 31, 2014 (the “Company Reports”).  As of their respective dates, or, if amended, as of the date of the last such amendment, the Company Reports complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act of 1933 (the “Securities Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company Reports at the time they were filed contained, or if not yet filed, will not contain, any untrue statement of a material fact or omitted or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading

(ii)       The audited consolidated financial statements and unaudited consolidated quarterly financial statements of the Company included or incorporated by reference in the Company Reports (collectively, the “Historical Financial Statements”) fairly present in all material respects, or if filed after the date hereof, will fairly present, in conformity with GAAP applied on a consistent basis (except as expressly disclosed in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements, which are not material, individually or in the aggregate).

(iii)      Neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required to be reflected in, or reserved against, or otherwise described on, a balance sheet prepared in accordance with GAAP (whether accrued or fixed, absolute or contingent, matured or unmatured, whether due or to become due and regardless of when or by whom asserted), other than (A) liabilities or obligations reflected in, or reserved against, or otherwise described in, the Historical Financial Statements, (B) liabilities or obligations which were incurred in the Ordinary Course of Business after the date of the Interim Balance Sheet, (C) liabilities or obligations incurred in connection with the transactions contemplated by the Transaction Documents, or (D) liabilities or obligations that would not reasonably be expected to have a Material Adverse Effect.

(iv)       The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.  The Company (i) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Since July 31, 2015 and through the date of this Agreement, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending July 31, 2017, and conclude, after such assessment, that such system was effective.  Since July 31, 2015, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act.  Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  The Company is in compliance with the applicable listing and corporate governance rules of NASDAQ, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company Reports.

(f)       No Conflict or Violation.  The execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) assuming that all filings, registrations, notifications, authorizations, consents and approvals described in Section 3.1(b) have been made or obtained (or the expiration of any applicable waiting period), violate any applicable Law to which the Company or any of its Subsidiaries is subject, (ii) assuming all necessary consents required under the agreements set forth on Schedule 3.1(f) have been obtained prior to the Closing, conflict with, result in a violation or breach of, constitute a default or any event that, with notice or lapse of time or both, would become a default, under, result in the acceleration of any obligations under, or require any notice under, any Company Contract, or (iii) conflict with or violate the articles or certificate of incorporation or formation, by-laws, limited liability company agreement or such other organizational documents of the Company or any of its Subsidiaries, except with respect to the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)       Legal Proceedings.  As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any of their respective officers or members of the board of managers or board of directors (or comparable governing body) in connection with the Business), before any Governmental Entity.  As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging the validity of or which would reasonably be expected to prevent, delay, affect or prohibit, the consummation of the transactions contemplated by this Agreement or any other Transaction Document.  Neither the Company nor any of its Subsidiaries is subject to any material judgments, settlements, writs, decrees, injunctions or orders of any Governmental Entity.

(h)       Personal Property.  Except as may be reflected in, reserved against, or otherwise described on the Historical Financial Statements (including any notes thereto), the Company and its Subsidiaries have good, marketable and valid title to (or, in the case of leased tangible personal property, a valid and subsisting leasehold interest in), free and clear of any Encumbrances (except for Permitted Encumbrances), all of the tangible personal property reflected in the Interim Balance Sheet and all tangible personal property acquired by the Company or any of its Subsidiaries since the date of the Interim Balance Sheet, except for (i) sales or other dispositions of personal property that are replaced by similar assets or properties, (ii) personal property sold, consumed, used or otherwise disposed in the Ordinary Course of Business since the date of the Interim Balance Sheet, (iii) dispositions of used, worn out, obsolete or surplus assets or properties since the date of the Interim Balance Sheet or (iv) personal property, the failure of which to have good and valid title to (or a valid and subsisting leasehold interest in) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The material facilities, machinery, equipment and other tangible assets of the Company and its Subsidiaries have been maintained in accordance with normal industry practice.  The Company and its Subsidiaries own or lease under valid leases all material facilities, machinery, equipment and other tangible assets necessary for the conduct of the Business as currently conducted.

(i)        Real Property.

(i)        Neither the Company nor any of its Subsidiaries owns any fee title interest in real property.

(ii)       Schedule 3.1(i)(ii) identifies each material written lease to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries leases interests in real property (the “Leased Real Property”).

(iii)      The Company or its applicable Subsidiary has valid leasehold title to each written lease to which the Company or any of its Subsidiaries is a party with respect to the Leased Real Property (each, a “Company Lease,” and collectively, the “Company Leases”), in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has made available to Parent true, correct and complete copies of all Company Leases (including all material amendments, modifications and supplements thereto).

(iv)       None of the Company Leases has been amended or extended subsequent to the date of the Interim Balance Sheet, and neither the Company nor any of its Subsidiaries has sent written notice to any landlord of any Leased Real Property claiming that such landlord is in default under any of the Company Leases, which default remains uncured. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Company Lease.

(v)        Subleases.  Section 3.1(i)(v) of the Company Disclosure Schedules contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; and (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(j)       Taxes.

(i)        Except as set forth in Schedule 3.1(j)(i), the Company and its Subsidiaries have accurately (in all material respects) and timely filed (taking into account extensions) all income and all other material Tax Returns required to have been filed by them and have timely paid all material Taxes due (whether or not shown to be due thereon). The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. The Company and its Subsidiaries have timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all material Taxes required to be paid or withheld.

(ii)       As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Actions for the assessment or collection of material Taxes owed or owing by the Company or any of its Subsidiaries. No audits or other examinations with respect to Taxes of the Company or its Subsidiaries are presently in progress or have been asserted or proposed to the Company or its Subsidiaries in writing. No written claim has ever been made to the Company or its subsidiaries by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(iii)      Neither the Company nor any of its Subsidiaries has executed or filed with any Taxing Authority any agreement extending the period for assessment or collection of any Taxes which has not since expired.

(iv)       Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the Ordinary Course of Business; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(v)        Neither the Company nor any of its Subsidiaries have entered into, or participated in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(vi)       Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(vii)      The representations and warranties set forth in this Section 3.1(j) shall constitute the Company’s sole representations and warranties with respect to Taxes and Tax Returns.

(k)       Absence of Certain Changes. Since July 31, 2016, until the date of this Agreement, there has not occurred any Material Adverse Effect.  Except as contemplated by this Agreement and the other Transaction Documents, since the date of the Interim Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have operated the Business in the Ordinary Course of Business in all material respects (subject to the effects resulting from the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby), and neither the Company nor any of its Subsidiaries has:

(i)        amended or changed its articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other organizational documents;

(ii)       granted any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, limited liability company interests or other equity interests, or issued, sold or otherwise disposed of any of its capital stock, limited liability company interests or other equity interests, or reclassified, combined, split or subdivided any of its capital stock, limited liability company interests or other equity interests;

(iii)      entered into any Contract, or amended or modified any existing Contract, with any officer or executive-level employee of the Company or any of its Subsidiaries;

(iv)       sold, leased, transferred, licensed or otherwise disposed of any of its material properties or material assets (including any Intellectual Property) that relate to and are used in the Business other than (A) in the Ordinary Course of Business, (B) dispositions of used, worn out, obsolete or surplus assets or properties, (C) sales or other dispositions of assets or properties that are replaced by similar assets or properties, (D) transfers of assets or properties by and among the Company and its Subsidiaries, and (E) non-exclusive licenses or sublicenses entered in the Ordinary Course of Business;

(v)        entered into any commitment with a third party for capital expenditures in excess of $100,000 for any individual commitment;

(vi)       entered into, terminated, or modified any labor or collective bargaining agreement relating to the employees of the Company or any of its Subsidiaries, except as required by applicable Law;

(vii)      except as set forth in Schedule 3.1(k)(vii), granted or agreed to grant any increase in the wages, salary, bonus or other compensation or benefits of any officer or employee at the level of vice president or above of the Company or any of its Subsidiaries, except as required under applicable Law or existing Company Plans or done in the Ordinary Course of Business;

(viii)     amended, terminated, entered into, established or adopted any Company Plan or accelerated the timing of payment, vesting or funding of any compensation or benefits thereunder;

(ix)       cancelled, waived, released or compromised any material debt owed to, or any material claim or material right of, the Company or any of its Subsidiaries that relates to the Business, except in the Ordinary Course of Business;

(x)        changed its accounting methods, except as required by applicable Law or GAAP;

(xi)       made any capital investment in or loan to any Person, except for (A) extensions of credit to customers in the Ordinary Course of Business and (B) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the Ordinary Course of Business;

(xii)      adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or converted or otherwise changed its form of legal entity;

(xiii)     except as set forth in Schedule 3.1(k)(xiii), settled, released, waived or compromised any Action pending or threatened against the Company or any of its Subsidiaries in excess of $50,000 for any individual Action;

(xiv)      cancelled or terminated any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xv)       acquired (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit; or

(xvi)      committed in writing to take any of the actions described in the foregoing clauses (i) through (xv).

(l)       Company Contracts.

(i)        Schedule 3.1(l)(i) identifies all Contracts in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound which are in the categories listed below (collectively, the “Company Contracts”), provided,  however, that a Contract referenced by more than one category below need only be listed once on Schedule 3.1(l)(i):

(A)       any Contract other than Specified Loan Documents under which the Company or any of its Subsidiaries has borrowed any money or issued any note, bond, debenture or similar instrument, or has directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person, in any such case involving unpaid principal amounts in excess of $100,000, other than any intercompany loans, advances or receivables (or guarantees thereof) (it being understood that “borrowed any money” shall not include any trade accounts payable);

(B)       any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or any of its Subsidiaries, the performance of which involves unpaid commitments or liabilities in excess of $100,000;

(C)       any collective bargaining agreement or other Contract with any labor union, organization, works council, or group of employees;

(D)       any Contract for the employment or engagement of any individual on a full-time, part-time or consulting basis and providing for annual compensation in excess of $175,000 or providing for severance or similar benefits;

(E)       each joint venture, partnership or similar Contract (excluding any Contract entered into in the Ordinary Course of Business);

(F)       each Contract relating to the acquisition or disposition (by merger, consolidation or acquisition of stock or assets) by the Company or any of its Subsidiaries of any Person or division thereof or a collection of assets constituting all or substantially all of a business or business unit entered into by the Company or any of its Subsidiaries at any time during the two (2) years prior to the date of this Agreement;

(G)       any Contract relating to the Leased Real Property which has an annual rental expense in excess of $100,000;

(H)       all Contracts (i) requiring payment by any party exceeding $150,000 annually and relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to any Person or by a Person to the Company or any of its Subsidiaries (ii) for material software embedded or incorporated into any software products offered by the Company or any of its Subsidiaries, (iii) adversely affecting the Company’s or any of its Subsidiaries’ ability to use or disclose any material Intellectual Property, (iii) providing for the disclosure of source code of any software products offered by the Company or any of its Subsidiaries, or (iv) containing an obligation to develop any Intellectual Property (including any elements of any of the Company’s products) for any third party (including any customer or end user), other than configurations and integrations of the Company’s products for customers in the Ordinary Course of Business;

(I)       any Contract (x) containing a covenant not to compete by the Company or any of its Subsidiaries, (y) containing any other restriction, in each case that materially impairs the ability of the Company or any of its Subsidiaries to freely conduct the Business in the Ordinary Course of Business (excluding, in each of (x) and (y), any confidentiality, nondisclosure and non-solicit agreements or arrangements which are entered into by the Company or any of its Subsidiaries (1) in the Ordinary Course of Business (including any such agreements or arrangements that are contained in the standard terms and conditions provided by customers of the Company or any of its Subsidiaries) or (2) in connection with any commercial arrangements or strategic alliances, or a potential sale of the Company) or levying a fine, charge or other payment for doing so, and (z)

containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (i) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (ii) are not material to the Company and its Subsidiaries, taken as a whole;

(J)       any Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligations after the date of this Agreement; and

(K)       any material Contract with any of the five (5) largest customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of revenues received by the Company and its Subsidiaries, taken as a whole, for the twelve (12)-month period ended April 30, 2017;

(L)       any outstanding written commitment to enter into any Contract of the type described in clauses (A) through (K) of this Section 3.1(l)(i).

(ii)       Assuming that all consents, approvals, notices and disclosures described on Schedule 3.1(f) (if any) are obtained or made (as applicable), (A) each Company Contract (other than any Company Contract that has expired or terminated in accordance with its terms or that has been terminated not in violation of this Agreement) (x) constitutes a valid and binding obligation of the Company and/or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and (y) assuming such Company Contract is binding and enforceable against such other parties thereto, is in full force and effect, except in each of the preceding clauses (x) and (y) as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought, (B) the Company and its Subsidiaries have fulfilled and performed in all material respects their obligations under each Company Contract (to the extent performance has been required of the Company or its Subsidiaries), and (C) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any counterparties thereto are in, or are alleged to be in, any material breach or material default under any Company Contract which would reasonably be expected to have a Material Adverse Effect.

(m)       Labor.  No strike, work stoppage, walkout, lockout, slowdown, or other material labor dispute involving the employees of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, no such dispute has occurred within the past three (3) years.  Neither the

Company nor any of its Subsidiaries is currently party to any material Action based on labor or employment matters.  There is no union, labor organization, works council, or group of employees representation petition of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company are there or for the past three (3) years have there been any other ongoing or threatened union organizing activities.  Employees of the Company and its Subsidiaries are not represented by any labor union nor are any collective bargaining agreements or other Contracts with any labor organization otherwise in effect or being negotiated with respect to such employees in connection with their employment with the Company or any of its Subsidiaries.  Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs or plant closures in violation of the WARN Act. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, employment discrimination, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(n)       Employment, Management, Change of Control or Severance Agreements.  The Company has provided Parent with (x) true, complete and correct copies of all written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Subsidiary, on the one hand, and any Company Employee, on the other hand, including any amendments thereto, and (y) a list of each and every current officer of the Company or a Subsidiary or each and every other employee of the Company or a Subsidiary with a level of annual compensation that is in excess of $175,000 per fiscal year for the Company’s fiscal year ended July 31, 2016.  Other than as expressly set forth in such agreements or amendments, or as set forth in Schedule 3.1(n), since July 31, 2016, there have been no changes, and there are no proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any officer or employee of the Company described in clause (y) of the preceding sentence.

(o)       Environmental Liability.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)        The Company and its Subsidiaries are, and have been since August 1, 2015, in compliance with all applicable Environmental Laws and Environmental Permits, including with respect to any Leased Real Property and the Business;

(ii)       The Company and its Subsidiaries have obtained all Environmental Permits required by applicable Governmental Entities for conduct of the Business, and all such Environmental Permits are valid and in good standing, or are being renewed in accordance with applicable Environmental Law;

(iii)      There is no Action relating to Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including with respect to the Leased Real Property and the Business;

(iv)       Neither the Company nor any of its Subsidiaries:  (A) has treated, stored, disposed of or arranged for the disposal of, transported, handled, manufactured, distributed, exposed any Person to or released any Hazardous Materials in violation of Environmental Law, (B) is obligated to perform any action, cleanup, removal, remediation or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, (C) has exposed any employee or other Person to Hazardous Material in violation of or in a manner giving rise to liability under any applicable Environmental Law. or (D) has assumed any such obligation by Contract, other than pursuant to operating leases; and

(v)        No lien has been recorded or, to the Knowledge of the Company, threatened under any Environmental Law with respect to the Business.

This Section 3.1(o) sets forth the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to matters relating to Environmental Laws or Hazardous Materials.

(p)       Compliance with Laws.

(i)        The Company and its Subsidiaries are currently operating the Business and have operated the Business in compliance with applicable Laws, except to the extent any non-compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  During the past three (3) years, the Company and its Subsidiaries have not entered into or been subject to any injunction, judgment, settlement, decision, ruling, decree or order of any Governmental Entity or other similar legal requirement having the force or effect of Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All approvals, permits, authorizations, certificates and licenses of Governmental Entities required to conduct the Business in the Ordinary Course of Business (as currently conducted) (collectively, “Permits”) are (A) in the possession of the Company or a Subsidiary of the Company, (B) in full force and effect and (C) being complied with, except for such Permits the failure of which to possess, to be in full force and effect or to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)       Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative, acting on behalf of the Company or any of its Subsidiaries, has at any time within the last five (5) years, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the Anti-Corruption Laws or other applicable anti-corruption laws in other countries in which the Company and its Subsidiaries conduct business, (ii) made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official in violation of any Anti-Corruption Laws, or (iii) used any funds of the Company or its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.  Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company, any agent or third party representative acting on behalf of the Company or any of its Subsidiaries, has been within the last five years or is designated on, or is owned or controlled by any party that has been within the last five years or is designated on, the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control.

(iii)      The Company and each of its Subsidiaries has conducted its export transactions in material accordance with all applicable export and re-export control laws, economic sanctions laws, and all other applicable export control and sanctions laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”). To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Actions against the Company or any of its Subsidiaries alleging a material violation of any of the Export Control Laws that are applicable to the Company. No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Material Adverse Effect.

(q)       Brokers’ Fees.  Except for Company Financial Advisors, neither the Company nor any of its Subsidiaries has employed or retained any broker or finder or incurred or will incur, or otherwise become liable for, any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

(r)       Employee Benefits.

(i)        Schedule 3.1(r)(i) sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each material pension, retirement profit-sharing, welfare, incentive, commission, equity or equity-based, deferred compensation, severance, retention, change of control, or other material benefit or compensation plan, program, policy, agreement or arrangement, including employment agreements, option and bonus plans, whether written or unwritten, and whether or not subject to ERISA (other than (x) offer letters that do not materially deviate from the form offer letters provided to Purchaser that provide for at-will employment and solely describe position, annual compensation and eligibility of benefits generally and do not provide for severance or notice pay, and (y) statutory benefit plans sponsored or administered by a

Governmental Entity which the Company or any of its ERISA Affiliates is required to participate in or comply with pursuant to applicable Law), and that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates or otherwise with respect to which the Company or any of its ERISA Affiliates has any obligation or liability (each, a “Company Plan”).

(ii)       Each Company Plan (A) has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Law, and (B) is in compliance in all material respects with applicable Laws, including, if applicable to such Company Plan, ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan.  All contributions, premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(iii)      Each Company Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is intended to be qualified under Section 401(a) of the Code (or any prototype or volume submitter plan with respect to which a Company Plan has been adopted) has received a favorable determination letter (or opinion letter on which it is entitled to rely) as to its qualification from the IRS and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to the disqualification or loss of tax-exempt status of any such Company Plan or related trust.  Neither the Company nor any ERISA Affiliate maintains, contributes to, or has an obligation to contribute to, or otherwise has any liability or obligation with respect to (A) a Multiemployer Plan, (B) a defined benefit pension plan or other pension plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code, or (C) to the Knowledge of the Company, any plan or arrangement that provides post-termination or post-retirement medical, health, life insurance or other welfare-type benefits to current or former employees of the Company or its ERISA Affiliates, any of their dependents or beneficiaries or any other individual (other than continuation coverage required under Section 4980B of the Code or any similar state Law for which the covered person pays the full cost of coverage).

(iv)       All Company Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in material compliance with all applicable requirements, (B) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (C) if they are intended or required to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based on reasonable actuarial assumptions.

(v)        As of the date hereof, (A) with respect to each Company Plan, no material Action or claim by a current or former participant (or a dependent or beneficiary thereof) is pending; and (B) to the Knowledge of the Company, (I) no such Action or claim is threatened, and (II) no facts or circumstances exist that would reasonably be expected to give rise to any such material Action or claim by a current or former participant (or a dependent or beneficiary thereof).  There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Company Plans to which such prohibitions or duties are applicable that could reasonably be expected to result in material liability to the Company.

(vi)       Except as contemplated in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employee or officer of the Company or any of its ERISA Affiliates to severance pay or an increase in severance pay upon any termination of employment on or after the Closing Date, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due any such employee or officer or (C) limit or restrict the right of the Company or any ERISA Affiliate to amend or terminate any Company Plan.

(vii)      With respect to each Company Plan, copies of the following materials have been delivered or made available to the Parent as applicable:  (A) the current plan, trust documents and other funding arrangements, and insurance policies for each Company Plan (including all amendments and modifications thereto), (B) the most recent determination or opinion letter from the IRS with respect to any of the Company Plans intended to be qualified under Section 401(a) of the Code, (C) with respect to all Company Plans, the current summary plan description for each Company Plan and summaries of material modifications thereto, and (D) the most recent annual report on Form 5500 for each Company Plan for which such reports are required (and all attachments thereto).

(viii)     Except as set forth in Schedule 3.1(r)(viii), the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement and any other Transaction Documents will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(s)       Intellectual Property.

(i)        Schedule 3.1(s) sets forth a list of all registered Intellectual Property, in each case which is owned by the Company or any of its Subsidiaries (“Registered IP”). None of the material Registered IP is jointly owned with any third Person. To the Knowledge of the Company, all Registered IP is valid, subsisting and enforceable.

(ii)       The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has a valid and enforceable license or right to use, all Intellectual Property that is necessary for the operation of the Business (collectively, the “Company Intellectual Property”), and, with respect to owned and licensed Intellectual Property, free and clear of any Encumbrances (except for Permitted Encumbrances.

(iii)      To the Knowledge of the Company, (i) the conduct of the Business (as currently conducted) by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property rights, and there is no claim of any such infringement or violation pending or threatened against the Company or any of its Subsidiaries, and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of the Business, and no claim of any such infringement, misappropriation, dilution or violation is pending or threatened against any Person by the Company or any of its Subsidiaries.  Since January 2015, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the operation of the Business of the Company or any of its Subsidiaries or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(iv)       Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property used in the conduct of the Business as currently conducted to any third Person. Neither the Company nor any Subsidiary has performed developments for any third party, except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith that is or necessary for the operation of its Business.

(v)        The Company does not use and has not used any open source software or any modification or derivative thereof: (i) in a manner that would grant or purport to grant to any Person any rights to any of the Company Intellectual Property, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code in any of the Company’s products, to license or provide the source code in any of the Company’s products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company’s products at no or minimal charge.

(vi)       The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries. Without limiting the foregoing, each of the Company and its Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company or its Subsidiaries to execute an agreement assigning all right, title and interest in and to any such Intellectual Property to the Company or its applicable Subsidiary.

(vii)      To the Knowledge of the Company, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, there are (i) no defects in any of the products of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date of this Agreement, the Company and its Subsidiaries possess all source code and other materials used by the Company and its Subsidiaries in the development and maintenance of the products of the Company and its Subsidiaries, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property for any product of the Company and its Subsidiaries to any Person, except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole.

(viii)     Except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information collected by the Company and each of its Subsidiaries that are commercially reasonable; and (ii) is in compliance in all material respects with such policies and, to the Knowledge of the Company, industry standards applicable to the industry in which the Business operates pertaining to data privacy and data security, as well as any Contracts to which the Company or any of its Subsidiaries is a party related to the foregoing. Except as would not be material to the operations of the Business of the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, since January 1, 2015, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries; (B) unauthorized access or unauthorized use of any such personally identifiable information; and (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any Subsidiary or any Person acting on their behalf, in each case (A) through (C), such that the Company would be required to notify (x) customers or other individuals or (y) a Governmental Entity thereof.

(t)       Related Party Transactions.  The Company and its Subsidiaries are not party to any Contract, transaction, arrangement or understanding with any of their officers, any members of their board of directors or board of managers (or comparable governing body), any Shareholder that holds more than ten percent (10%) of the issued and outstanding shares of Common Stock on the date of this Agreement or any Affiliate that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of shareholders, other than  employment and similar arrangements entered into in the Ordinary Course of Business (including, without limitation, any Company Plan).

(u)       Takeover Laws.  Assuming compliance by Parent and MergerSub with their respective obligations hereunder and the accuracy of the representations and warranties made by the Parent and the MergerSub in this Agreement and the Transaction Documents, no “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) (collectively, “Takeover Laws”) is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Board to permit the consummation of the Merger and any other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms hereof.

(v)       Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Material Adverse Effect.

(w)       Opinion of Financial Advisor.  The Board has received the opinion of the Pacific Crest Securities, Technology Specialists of KeyBanc Capital Markets, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Merger Consideration to be paid to the holders of the Shares (other than the Shares held by the Parent and its Subsidiaries) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A copy of such opinion has been or will promptly be provided to the Parent.

(x)       NO OTHER REPRESENTATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS SECTION 3.1 (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THE BUSINESS, THE COMMON STOCK, THE OPTIONS, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, AND THE COMPANY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED OR MADE BY THE COMPANY OR ANY OTHER PERSON.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS SECTION 3.1

(AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS), THE COMPANY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY, IN WRITING, ELECTRONICALLY OR OTHERWISE) TO PARENT, MERGERSUB OR ANY OTHER PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGERSUB OR ANY OTHER PERSON).  THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES TO PARENT, MERGERSUB OR ANY OTHER PERSON REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT (INCLUDING IN THIS SECTION 3.1), NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

Section 3.2     Representations and Warranties of Parent and MergerSub.  Each of Parent and MergerSub represents and warrants to the Company that the statements made in this Section 3.2 as follows.

(a)       Due Organization and Good Standing.  Each of Parent and MergerSub is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or limited liability power, as applicable, and authority necessary to carry on its business as now conducted.

(b)       Capitalization of MergerSub.  As of the date hereof, the authorized share capital of MergerSub consists of 1,000 shares, $0.01 par value per share, 100 of which are validly issued and outstanding.  All of the issued and outstanding share capital of MergerSub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  MergerSub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement (including, for the avoidance of doubt, liabilities related to the Debt Financing).

(c)       Authorization of Transaction.

(i)        Each of Parent and MergerSub has full corporate or limited liability power, as applicable, and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is (or will be) a party, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Parent and MergerSub of this Agreement and each of the other Transaction Documents to which it is (or will be) a party and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate or limited liability company action on the part of Parent and MergerSub and no other corporate or limited liability company proceedings on the part of Parent or MergerSub are necessary to authorize the execution and delivery by Parent and MergerSub of this Agreement and each such other Transaction Document or the consummation by Parent and MergerSub of the transactions contemplated hereby or thereby.  This Agreement has been (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will be) duly executed and delivered by Parent and MergerSub, and, assuming the due execution and delivery by the Company, this Agreement constitutes (or, in the case of each Transaction Document to be entered into by Parent and MergerSub at or prior to the Closing, will constitute) a valid and legally binding obligation of Parent and MergerSub, enforceable against Parent and MergerSub in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.  No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution and delivery by Parent or MergerSub of the Transaction Documents to which each is (or will be) a party, or the consummation by Parent or MergerSub of their respective obligations thereunder, except (i) filings under the HSR Act or any other applicable competition Laws, (ii) the filing of the Articles of Merger with the Wisconsin Department of Financial Institutions, and (iii) such other Governmental Entity filings, registrations, notifications, authorizations, consents or approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(ii)       Concurrently with the execution of this Agreement, Parent has caused the Guarantor to deliver to the Company the duly executed limited guaranty (the “Limited Guaranty”) of True Wind Capital, L.P. (the “Guarantor”), in favor of the Company.  The Guarantor has all necessary organizational power and authority to execute and deliver the Limited Guaranty, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Guarantor of the Limited Guaranty, the performance by the Guarantor of its obligations thereunder and the consummation by the Guarantor of the transactions contemplated thereby, have been duly and validly authorized by all necessary organizational action on the part of the Guarantor.  The Limited Guaranty has been duly and validly executed and delivered by the Guarantor, is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.  No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Limited Guaranty.  The Guarantor has the financial capacity to pay and perform its obligations under the Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligation under the Limited Guaranty will be available to the Guarantor for so long as the Limited Guaranty remains in effect.

(d)       Brokers’ Fees.  Neither Parent nor MergerSub has employed or retained any broker or finder or incurred, or will otherwise become liable for, any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents for which any of the Shareholders, the Awardholders, the Company or any of the Company’s Subsidiaries will be responsible.

(e)       Legal Proceedings.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or MergerSub, which, if adversely determined, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.  Neither Parent nor MergerSub nor any of their Subsidiaries is subject to any judgment, settlement, writ, decree, injunction or order of any court, which would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(f)       No Conflict or Violation.  The execution and delivery by each of Parent and MergerSub of this Agreement or any of the other Transaction Documents to which it is (or will be) a party, and the consummation by each of Parent and MergerSub of the transactions contemplated hereby and thereby, will not (i) assuming that all filings, registrations, notifications, authorizations, consents and approvals described in Section 3.2(c)(i) have been made or obtained (or that all applicable waiting periods have expired), violate any applicable Law to which Parent or MergerSub is subject, (ii) conflict with, result in a violation or breach of, constitute a default, or any event that, with notice or lapse of time or both, would become a default, under, result in the acceleration of any obligations under, or require any notice under, any Contract, or (iii) conflict with, or violate the articles or certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or such other organizational documents of Parent or MergerSub, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(g)       Inspections. Parent (directly or through its Affiliates, advisors, agents and other representatives) has undertaken such investigation as it has deemed necessary with respect to the execution, delivery and performance of this Agreement and each other

Transaction Document to which it is (or will be) a party, and the consummation of the transactions contemplated hereby or thereby.

(h)       Financing.  On or prior to the date hereof, Parent has delivered to the Company true, complete and correct copies of (i) a fully executed commitment letter, dated as of June 20, 2017 (including all exhibits, schedules, annexes and amendments thereto), from the Guarantor (the “Equity Commitment Letter”) pursuant to which the Guarantor has committed to provide, upon the terms and subject to the conditions thereof, equity funding to Parent to enable Parent to provide the equity financing for the transactions contemplated hereunder in the aggregate amount set forth therein (the “Equity Financing “), and (ii) a fully executed commitment letter, dated as of June 20, 2017 (including all exhibits, schedules, annexes and amendments thereto), from the financial institutions parties thereto (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Financing Commitment Letters “) pursuant to which the lenders party thereto have committed, upon the terms and subject to the conditions thereof, to provide debt financing to MergerSub in the amounts set forth therein for the purpose of financing the transactions contemplated hereunder and for other general corporate purposes (collectively, the “Debt Financing,” and together with the Equity Financing, the “Financing”).  The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein.  On or prior to the date hereof, Parent has also delivered to the Company a true, complete and correct copy of the fully executed fee letter (which fee letter may be redacted as customary for financings of this type) that relates to the Debt Financing (the “Fee Letter”).  Each of the Financing Commitment Letters is a legal, valid and binding obligation of Parent and each of the other parties thereto, enforceable against Parent and, to the Knowledge of Parent, each such other party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and is in full force and effect.  Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.1 of this Agreement, as of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitment Letters, and to the Knowledge of Parent no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Commitment Letters, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Commitment Letters, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitment Letters inaccurate in any material respect or (iv) otherwise result in any portion of the Financing not being available.  Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.1 of this Agreement, as of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Financing Commitment Letters.  None of the Financing Commitment Letters have been withdrawn, repudiated, rescinded or terminated, or otherwise amended, supplemented or modified in any respect (and no such withdrawal, repudiation, rescission, termination, amendment, supplement or modification is contemplated), and Parent has no reason to believe that the Financing contemplated by any of the Financing Commitment Letters will not be available as of the Closing.  There are no conditions precedent or other contingencies related to the funding of the full amounts of the Financing, other than as set forth in the Financing Commitment Letters.  Except for the Fee Letter (which contains no additional conditions to those contained in the Debt Commitment Letter), there are no agreements, side letters, Contracts, understandings or arrangements to which Parent or any of its Affiliates is a party relating to the Financing Commitment Letters or the Financing.  Parent has fully paid any and all commitment fees or other fees and amounts required by any of the Financing Commitment Letters to be paid on or before the date of this Agreement.  The aggregate proceeds of the Financing constitute all of the financing required for the payment by Parent of the Merger Consideration, the Specified Debt Amount, the Fees and Expenses Amount, and all fees and expenses incurred by Parent in connection with the transactions contemplated by this Agreement and the other Transaction Documents or for which Parent is liable pursuant hereto or thereto. Assuming (x) satisfaction of the conditions set forth in Section 4.1 and (y) the Debt Financing and Equity Financing are funded in accordance with their terms, the Debt Financing and the Equity Financing will be sufficient at the Closing to enable Parent to consummate on a timely basis the transactions contemplated by this Agreement.  Neither Parent nor MergerSub is aware of any direct or indirect limitation or other restriction on the ability of the lender parties in the Debt Financing to provide financing for other potential purchasers of the Company.

(i)       Solvency.  As of the Closing, and after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, the Surviving Corporation and its Subsidiaries will be Solvent.  Each of Parent and MergerSub do not intend, in consummating the transactions contemplated herein, to hinder, delay or defraud either present or future creditors.

(j)       Proxy Statement.  None of the information with respect to Parent or MergerSub that Parent furnishes in writing to the Company expressly for use in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Shareholders or at the time of any amendment or supplement thereof or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k)       Ownership of Common Stock.  None of Parent, MergerSub or True Wind Capital, L.P. or any of its affiliated investment funds beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Common Stock or any options, warrants or other rights to acquire Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

(l)       Interests in Competitors.  Neither Parent nor MergerSub owns any interest, nor do any of their respective Affiliates own any interest insofar as such Affiliate-owned interest would be attributed to Parent or MergerSub under the HSR Act, in any Person that derives a substantial portion of its revenues from the same or a substantially similar line of business as the Business.

(m)       Litigation.    There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or MergerSub that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby, nor is there any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity outstanding against or, to the Knowledge of Parent, threatened against Parent or MergerSub that, individually or in the aggregate, would reasonably be expected to prevent or materially impair or delay Parent’s or MergerSub’s performance of its obligations under this Agreement or any of the other Transaction Documents to which it is (or will be) a party, or the consummation of the transactions contemplated hereby or thereby.

(o)       Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any binding contract, agreement, arrangement or understanding, pursuant to which any Shareholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any Shareholder (a) agrees to vote to approve this Agreement or the Merger (b) agrees to vote against any Superior Offer or (c) as of the date hereof, has agreed to provide equity capital, directly or indirectly, to Parent or MergerSub to finance in whole or in part the Merger.  There are no Contracts or commitments to enter into any such Contracts to which the Parent, the MergerSub or any of their Affiliates is party pursuant to which any current employee of the Company has agreed to (i) remain as an employee of the Company or any of the Company Subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any Company Benefit Plans or Contracts with the Company and the Company Subsidiaries in effect as of the date hereof), (ii) contribute any portion of such employee’s shares of Common Stock, Options or RSUs to the Company or any Company Subsidiary or the Parent or any of its Affiliates or (iii) receive any capital stock or equity securities of the Company or any Company Subsidiary or the Parent or any of its Affiliates.

(p)       RELIANCE/ACKNOWLEDGMENT. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS TO THE CONTRARY, PARENT AND MERGERSUB ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN SECTION 3.1 OF THIS AGREEMENT (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES AND THE COMPANY SEC DOCUMENTS):  (I) NEITHER THE COMPANY NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS

AGREEMENT OR THE MERGER; (II) PARENT AND MERGERSUB HAVE NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ENTERED INTO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN RELIANCE UPON, AND HEREBY SPECIFICALLY DISCLAIM RELIANCE UPON, ANY PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY WHATSOEVER MADE OR OMITTED TO BE MADE TO PARENT OR MERGERSUB OR ANY OTHER PERSON, INCLUDING ANY SUCH PROMISE, STATEMENT, PROJECTION, FORECAST, REPRESENTATION OR WARRANTY AS TO THE CONDITION, VALUE, QUALITY OR PROSPECTS OF THE COMPANY, ANY SUBSIDIARIES OF THE COMPANY, ANY ASSETS OR LIABILITIES OF THE COMPANY OR ANY SUBSIDIARIES OF THE COMPANY OR THE BUSINESS OR ANY PART THEREOF; AND (III) NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, AS TO THE ACCURACY OR COMPLETENESS OF ANY PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY, IN WRITING, ELECTRONICALLY OR OTHERWISE) TO PARENT OR MERGERSUB OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR MERGERSUB FROM THE DISTRIBUTION TO PARENT OR MERGERSUB, OR ANY USE OF OR RELIANCE ON, ANY SUCH PROJECTION, FORECAST, STATEMENT OR INFORMATION OR ANY ERRORS THEREIN OR OMISSIONS THEREFROM.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT (INCLUDING IN SECTION 3.1), NOTHING HEREIN SHALL LIMIT IN ANY WAY CLAIMS OR REMEDIES FOR FRAUD OR INTENTIONAL MISREPRESENTATION.

Article IV

CONDITIONS

Section 4.1     Conditions to Obligations of Parent and MergerSub.

The obligation of Parent and MergerSub to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by Parent (it being understood that if Parent and MergerSub consummate the Closing, then such consummation shall be deemed a waiver in writing of any such condition that has not been satisfied as of the Closing):

(a)       Representations and Warranties and Covenants of the Company.

(i)        Each of (A) the representations and warranties of the Company contained in this Agreement (other than the Specified Representations and the representations and warranties set forth in Section 3.1(c)) shall be true and correct as of the Closing Date (without giving any effect to any limitation as to

“materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect; (B) the Specified Representations that (x) are not qualified by Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date), and (y) that are qualified by Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date); (C)  the representations and warranties set forth in Section 3.1(c) will be true and correct in all respects as of the Closing Date (in each case (Y) without giving effect to any Material Adverse Effect or other materiality qualifications, and (Z) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $200,000;

(ii)       The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii)      The Company shall have delivered to Parent and MergerSub a certificate signed by an officer of the Company, dated as of the Closing Date, that the conditions set forth in Sections 4.1(a)(i),  Section 4.1(a)(ii) and Section 4.1(b) relating to the Company have been satisfied.

(b)       No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect subsequent to the date of this Agreement.

(c)       Certain Waiting Periods.  All waiting periods applicable under the HSR Act shall have expired or been terminated.

(d)       No Injunction.  On the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any Governmental Entity, whether preliminary, temporary or permanent, that is in effect that prohibits, restrains or makes illegal the consummation of the Merger and the other transactions contemplated hereby.

(e)       Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained and shall be in full force and effect.

Section 4.2     Conditions to Obligations of the Company.

The obligation of the Company to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by the Company (it being understood that if the Company consummates the Closing, then such consummation shall be deemed a waiver in writing of any such condition that has not been satisfied as of the Closing):

(a)       Representations and Warranties and Covenants of Parent and MergerSub.

(i)        The representations and warranties of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) as of the Closing Date as if made on and as of the Closing Date (other than for such representations and warranties that are made as of a specific date which shall be so true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay the ability of Parent and MergerSub to consummate the Merger and the other transactions contemplated by this Agreement;

(ii)       Each of Parent and MergerSub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii)      Each of Parent and MergerSub shall have delivered to the Company a certificate of each of Parent and MergerSub signed by an officer of Parent and MergerSub, dated as of the Closing Date, that the conditions set forth in Section 4.2(a)(i) and Section 4.2(a)(ii) have been satisfied.

(b)       Certain Waiting Periods.  All waiting periods applicable under the HSR Act shall have expired or been terminated.

(c)       No Injunction.  On the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any Governmental Entity, whether preliminary, temporary or permanent, that is in effect that prohibits, restrains or makes illegal the consummation of the Merger and the other transactions contemplated hereby.

(d)       Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained and shall be in full force and effect.

Article V

COVENANTS

Section 5.1     Conduct of Business.  The Company agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as (i) otherwise expressly contemplated by this Agreement or any of the other Transaction Documents, (ii) set forth on Schedule 5.1, (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (iv) required by the terms of Contracts in existence on the date of this Agreement that have been made available to Parent prior to the date hereof, or (v) required by Law, the Company shall, and shall cause its Subsidiaries to, (A) conduct the Business in the Ordinary Course of Business in all material respects (subject to any effects on such conduct resulting from transitional matters relating to, and/or the preparation of the consummation of, the transactions contemplated by this Agreement), and in compliance in all material respects with applicable Laws, (B) use their respective reasonable best efforts to preserve intact the material assets, properties, Contracts or other legally binding understandings of the Company and its Subsidiaries, licenses and business organizations, (C) use their respective commercially reasonable efforts to keep available the services of its current officers and key employees, and (D) use their respective commercially reasonable best efforts to preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations, and (E) subject to the foregoing, not:

(a)       authorize or effect any amendment or change in its articles or certificate of incorporation or formation, by-laws, limited liability company agreement or other organizational documents;

(b)       grant any options, warrants, convertible securities or other rights to purchase or obtain any of its capital stock, limited liability company interests or other equity interests, commence any new offering period under the Employee Stock Purchase Plan or issue, sell or otherwise dispose of any of its capital stock, limited liability company interests or other equity interests (except for issuances of shares of Common Stock pursuant to the exercise of Options or Warrants or the vesting of RSUs outstanding as of the date of this Agreement), or grant any stock appreciation rights or similar rights, or reclassify, combine, split or subdivide any of its capital stock, limited liability company interests or other equity interests;

(c)       declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other ownership interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, or redeem, repurchase or otherwise reacquire any shares of its capital stock except upon the exercise or vesting of Options, Restricted Shares or Warrants outstanding as of the date hereof pursuant to their terms as of the date hereof;

(d)       sell, lease, transfer, license or otherwise dispose of, any of their respective material properties or material assets that relate to and are used in the Business, or grant or otherwise create or consent to the creation of any Encumbrance (other than Permitted Encumbrances) affecting any material assets in excess $100,000 individually and $250,000 in the aggregate, other than (x) dispositions of used, worn out, obsolete or surplus assets or properties in the Ordinary Course of Business, (y) transfers of assets or properties by and among the Company and its Subsidiaries,  and (z) non-exclusive licenses or sublicenses in the Ordinary Course of Business

(e)       incur or enter into any commitment with a third party for capital expenditures in excess of $100,000 individually or $400,000 in the aggregate;

(f)       enter into any new labor or collective bargaining agreement or agreement to form a work council or other agreement with any labor organization or works council relating to the employees of the Company or any of its Subsidiaries;

(g)       (A) enter into, adopt, establish, terminate, modify or amend any material bonus, profit sharing, compensation, severance, change in control, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, or other Company Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, (B) grant or agree to grant any increase or acceleration in the timing of payment, vesting or funding of wages, salary, bonus or other compensation or benefits of any officer or employee of the Company except in the case of each of (A) and (B), (1) as may be required by applicable Law or the terms of any Company Plan in effect on the date hereof and set forth on Schedule 3.1(r)(i); (2) in connection with any new employee hires whose annual salary is less than $150,000 in the Ordinary Course of Business; or (3) for increases in compensation, annual bonus targets and other benefits for employees below the level of vice president and whose annual salary is less than $150,000, in the Ordinary Course of Business (it being understood that these exceptions to the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.1);

(h)       cancel, waive, release or compromise any material debt owed to, or material claim or material right of, the Company or any of its Subsidiaries that relates to the Business;

(i)       change its accounting methods or accounting practices and policies, except as required by GAAP;

(j)       make any capital investment in or loan to any Person, except for (x) extensions of credit to customers and vendors in the Ordinary Course of Business and (y) advances to current or former employees of the Company or any of its Subsidiaries for travel and business expenses in the Ordinary Course of Business;

(k)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or convert or otherwise change its form of legal entity;

(l)       settle, release, waive or compromise any Action pending or threatened against the Company or any of its Subsidiaries that would require the Company or any of its Subsidiaries to pay an amount in excess of $50,000 for any individual Action or $100,000 in the aggregate for all Actions;

(m)      cancel or terminate any material Insurance Policy without obtaining comparable substitute insurance coverage;

(n)       acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit;

(o)       except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the Ordinary Course of Business;

(p)       (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund, in each case in excess of $50,000; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Entity regarding any material Tax involving a payment in excess of $50,000;

(q)       except in the Ordinary Course of Business, (i) enter into, terminate, materially modify or waive any material provision of any Company Contract or (ii) enter into any new Contract that would have been a Company Contract if it were entered into on or prior to the date of this Agreement; or

(r)       commit in writing to take any of the actions prohibited by the foregoing clauses (a) through (q).

Section 5.2     Publicity.  Except with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal, Superior Offer or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before Parent, MergerSub or the Company or any of their respective Affiliates issues, and in advance of such issuance give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and neither Parent nor MergerSub nor the Company nor any of their respective Affiliates shall issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law or court process.  The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Nothing in this Section 5.2 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.  Nothing in this Section 5.2,  Section 5.3 or elsewhere in this Agreement shall restrict or prohibit any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents.

Section 5.3     Confidentiality of Parent and MergerSub.  Parent and MergerSub shall, and Parent and MergerSub shall cause their Subsidiaries and Representatives (as such term is defined in the Confidentiality Agreement) to, treat all nonpublic information obtained in connection with this Agreement (including in connection with the access provisions of Section 5.4 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement by and between the Company and Parent dated March 20, 2017 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 6.1(c) hereof.

Section 5.4     Access to Information.  Subject to Section 5.3 hereof, from the date hereof until the earlier of the Effective Time and the termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s expense, afford the advisors, representatives, officers, directors, employees, auditors and other agents of Parent (provided, that Parent shall cause such advisors, representatives, officers, directors, employees, auditors and other agents to treat any information gained thereby as confidential) reasonable access, during normal business hours and upon reasonable advance written notice, and subject to reasonable rules and regulations of the Company, to (a) the Specified Company Employees and, with the prior written consent of a Specified Company Employee (such consent not to be unreasonably withheld, delayed or conditioned), any of the other employees of the Company and its Subsidiaries to which any Specified Company Employee provides his consent, (b) the properties, offices and other facilities of the Company and its Subsidiaries and (c) to the extent not prohibited by Law, all books and records, and all financial, operating and other data and information, with respect to the Business that are in the possession of the Company or any of its Subsidiaries, in each case, as Parent may reasonably request; provided,  however, (i) if the Company so requires, Parent’s representatives conducting any physical inspection of the properties, offices or other facilities of the Company or one of its Subsidiaries shall be accompanied by one or more representatives of the Company and (ii) the Company shall not be required to provide any such access to the extent that it would require the Company or any of its Subsidiaries to (w) disclose information subject to attorney-client privilege as advised by the Company’s outside counsel (after taking into account the potential for a “continuity of interest” or similar agreement; provided, that, in any event, the Company will disclose to Parent that it is withholding information in reliance upon this Section 5.4), (x) disclose information that would cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (y) violate applicable Law, or (z) violate any confidentiality obligations to which the Company or any of its Subsidiaries is bound.  All requests for such access shall be directed to a Specified Company Employee or such other person as the Company may designate in writing to Parent from time to time.  Anything herein to the contrary notwithstanding, prior to the Closing, without the express prior written consent of the Company, which consent shall not be unreasonably withheld, neither Parent nor MergerSub, nor any of their advisors, representatives, officers, directors, employees, auditors or other agents shall contact any customers to, or vendors or suppliers of, the Company, or shall have any right to perform sampling or any invasive or subsurface investigations of any properties or facilities of the Company or any of its Subsidiaries.  In exercising its rights hereunder, Parent shall, and shall cause its advisors, representatives, officers, directors, employees, auditors and other agents to conduct themselves so as not to unreasonably interfere in the conduct of the Business of the Company and its Subsidiaries prior to the Closing.  Parent shall, at its sole cost and expense, promptly reimburse the Company for any loss or damage arising from or caused by Parent’s exercise of its rights under this Section 5.4 and shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against any claims, liabilities, damages, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them relating to any injury or damage to any Person or property arising or resulting therefrom.

Section 5.5     Commercially Reasonable Efforts.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the parties’ obligations hereunder that are within their respective control.

(b)       Without limiting the generality of Section 5.5(a), the Company and Parent shall make all filings, applications and submissions required by the HSR Act or any other applicable competition Laws no later than ten (10) Business Days following the date of this Agreement, and promptly file any additional information requested as soon as practicable after receipt of such request therefor.  In connection with any filing, application or submission under the HSR Act or any other applicable competition Law:  (i) the Company and Parent shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with making any filing, application or submission under the HSR Act or any other applicable competition Law, and in connection with resolving any investigation or other inquiry by any Governmental Entity under any competition Laws with respect to the transactions contemplated by this Agreement; (ii) each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing, application or submission, or any such investigation or other inquiry; (iii) neither the Company nor Parent shall participate in any meeting with any Governmental Entity in respect of any such filing, application, submission, investigation or other inquiry without giving the other party reasonable prior notice of the meeting and, if requested by the other party, the Company or Parent (as applicable) shall request that the other party be permitted to attend the meeting; and (iv) each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either such party in connection with all meetings, actions and proceedings under or relating to the HSR Act or any other applicable competition Laws; provided,  however, that notwithstanding anything to the contrary contained herein, neither the Company nor Parent (nor their respective ultimate parent entities, as such term is used in the HSR Act) shall be required to disclose to any other party, any information contained in its HSR Notification and Report Form (or other applicable form, filing, application or submission made or submitted under any other applicable competition Law) which such party, in its sole and reasonable discretion, deems confidential.  Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the termination or expiration of the waiting periods under the HSR Act and any other applicable competition Laws as promptly as possible after the date of this Agreement (including, without limitation, specifically requesting early termination of the waiting period prescribed by the HSR Act or other applicable competition Laws).  Notwithstanding the foregoing, Parent agrees to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other applicable competition Laws that may be asserted by any Governmental Entity or any other Person so as to enable the parties to expeditiously close the transactions contemplated hereby, including consenting to any divestiture of assets or other structural or conduct relief in order to obtain clearance from any Governmental Entity under the HSR Act and any other applicable competition Laws and, at the request of the Company, Parent and its Affiliates shall be obligated to contest, administratively or in court, any ruling, order or other Action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement.  Each party shall bear its own costs in connection with the preparation or the making of any filing under the HSR Act or any other applicable competition Law, or resolving any investigation or other inquiry by any Governmental Entity under the HSR Act or any other applicable competition Law with respect to the transactions contemplated by this Agreement; provided, that Parent shall be solely responsible for the payment of any applicable filing fees under the HSR Act and any other applicable competition Law.

Section 5.6     Director and Officer Liability; Indemnification.

(a)       After the Effective Time, all rights to exculpation, indemnification and reimbursement and advancement of expenses, and all limitations on liability, existing in favor of any current or former officer or member of the board of directors or board of managers (or comparable governing body) of the Company and/or any of its Subsidiaries (collectively, the “Company Indemnitees”), as provided in the articles or certificate of incorporation or formation, limited liability company agreement, by-laws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, in any such case as in effect as of immediately prior to the Effective Time shall survive the consummation of the transactions contemplated hereby and continue in full force and effect, and Parent shall, and Parent shall cause the Surviving Corporation and each of its Subsidiaries to, honor all such rights and limitations after the Effective Time in accordance with their terms.  All such rights of exculpation, indemnification and reimbursement and advancement of expenses, and all such limitations on liability, shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees shall be third party beneficiaries of this Section 5.6).  From and after the Effective Time, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation shall pay all costs and expenses to any Company Indemnitee, as incurred, in connection with enforcing the exculpation, indemnity, reimbursement, advancement, limitations or other rights or obligations provided for in this Section 5.6(a).

(b)       At the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, obtain, maintain and fully pay for irrevocable “tail” officers’ and directors’ liability insurance and fiduciary liability insurance policies naming the Company Indemnitees as direct beneficiaries with a claims period of at least six (6) years after the Effective Time in respect of acts or omissions occurring on or prior to the Closing Date, such insurance policies to contain terms with respect to coverage and to be in an amount not less favorable than the officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company and its Subsidiaries as in effect on the date of this Agreement and shall be reviewed by, and approved in advance by, the Company (which approval shall not be unreasonably withheld, delayed or conditioned).  In satisfying its obligations pursuant to this Section 5.6(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In the event that any Company Indemnitee is entitled to coverage under any such officers’ and directors’ liability insurance policy or fiduciary liability insurance policy pursuant to this Section 5.6(b) and any such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Parent’s, the Surviving Corporation’s or any of its Subsidiaries’ failure to maintain and fulfill its obligations pursuant to such policy, Parent shall, or shall cause the Surviving Corporation or such Subsidiary to, pay to the Company Indemnitee such amounts and provide any other coverage or benefits as the Company Indemnitee shall have received pursuant to such policy.

(c)       The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the articles of incorporation and by-laws of the Company in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d)       In the event Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or its applicable Subsidiary (or their respective successors and assigns) shall assume in writing the obligations set forth in this Section 5.6.

(e)       Notwithstanding anything herein to the contrary, if any proceeding (whether arising before, at or after the Effective Time) with respect to which a Company Indemnitee would be entitled to rights to exculpation, indemnification, reimbursement and advancement of expenses and any limitations on liability under the applicable articles or certificate of incorporation or formation, limited liability company agreement, by-laws or other organizational documents of the Company or any of its Subsidiaries, and/or in any agreements or arrangements of the Company or any of its Subsidiaries providing for similar rights and limitations in favor of any of the Company Indemnitees, is made against any Company Indemnitee on or prior to the sixth (6th) anniversary of the Effective Time, the provisions and benefits of this Section 5.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)       The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnitee is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.6 shall survive the consummation of the transactions contemplated hereby, notwithstanding any other provision of this Agreement that may be to the contrary, and expressly are intended to benefit, and shall be enforceable by, each of the Company Indemnitees and their respective heirs and legal representatives.

Section 5.7     Notification of Certain Matters.

(a)       The Company may, at any time and from time to time after the date of this Agreement, supplement or amend any of the Company Disclosure Schedules, or may add any additional Company Disclosure Schedules for informational purposes only and without limiting Parent’s rights pursuant to this Agreement.

(b)       At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VI and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and MergerSub to consummate the Merger set forth in Section 4.1(a)(i) or Section 4.1(a)(ii) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and MergerSub to consummate the Merger or the remedies available to the Parties under this Agreement.

(c)       At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article V and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or MergerSub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or MergerSub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 4.2(a)(i) or Section 4.2(a)(ii) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or MergerSub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

Section 5.8     No Solicitation.

(a)       After the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, the Company will cease and cause to be terminated any discussions or negotiations with any Person or its Affiliates, directors, officers, managers, employees, consultants, agents, Financing Sources, attorneys, accounting, representatives and other advisors that would be prohibited by this Section 5.8,  request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the date of this Agreement and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its directors, officers, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors and representatives (the “Representatives”); and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. After the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement, neither the Company nor any of its Subsidiaries shall, and the Company shall not instruct, authorize or knowingly permit its and its Subsidiaries’ Representatives to, directly or indirectly (i) solicit, initiate, propose or induce the making of, or knowingly encourage, any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any external discussions or negotiations regarding, or provide any non-public information or data, or afford access to the business, employees, properties, assets, books, or records of the Company, to any Person (other than to Parent, MergerSub or any designees of Parent or MergerSub) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal; (iii) knowingly facilitate any effort or attempt to make an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (except for a Comparable Confidentiality Agreement) (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”).

(b)       Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company, in response to any written Acquisition Proposal delivered to the Company after the date of this Agreement that did not result from or arise in connection with a material breach by the Company of Section 5.8(a), may provide, if prior to providing such information the Company receives from the Person so requesting such information an executed

Comparable Confidentiality Agreement, information relating to the Company and its Subsidiaries to, and engage in discussions or negotiations with, and afford access to the business, employees, properties, assets, books and records of the Company to, the Person that submitted such written Acquisition Proposal and its Representatives, provided that the Board (or any committee thereof) determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer and that failure to engage in such discussions or negotiations would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided,  however, that the Company will promptly (and in any event within one (1) Business Day) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)       The Company agrees that it shall promptly (and, in any event, within one (1) Business Day) notify Parent of the receipt of any inquiry, offer or proposal that constitutes as Acquisition Proposal which must include (i) the identity of the Person or “group” of Persons making such offer or proposal, (ii) copies of any Acquisition Proposal or Alternative Acquisition Agreement related thereto, (iii) a summary of the material terms and conditions of any unwritten Acquisition Proposal, and shall keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any and all Acquisition Proposals.  The Company shall (A) promptly notify Parent of any scheduled meeting of the Board (or any committee thereof) at which it is reasonably likely that the Board (or any committee thereof) will consider any Acquisition Proposal, and (B) promptly notify Parent of any determination by the Board (or any committee thereof) that an Acquisition Proposal constitutes a Superior Offer.

(d)       Subject to paragraph (e) below, the Board shall not (i) withhold, withdraw, qualify,  amend or modify (or publicly propose or resolve to withhold, withdraw,  qualify,  amend or modify), in a manner adverse to Parent or MergerSub, the recommendation by the Board of this Agreement or the Merger, (ii) approve, recommend  or otherwise declare advisable  or propose  or resolve  to approve, recommend  or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal, (iii) take any formal action or make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.8); (iv) fail to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion), or (v) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (v), a “Change of Recommendation”).

(e)       Notwithstanding anything to the contrary set forth in this Agreement, prior to, but not after, the time the Company Shareholder Approval is obtained, the Board may effect a Change of Recommendation in response to a Superior Offer and/or terminate this Agreement pursuant to Section 6.1(a)(viii) to enter into a definitive agreement to consummate a Superior Offer as contemplated herein, which Superior Offer did not result from any material breach by the Company of Section 5.8, if the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, if and only if prior to any Change of Recommendation or termination of this Agreement pursuant to Section 6.1(a)(viii):

(i)        the Company shall have provided prior written notice to Parent and MergerSub,  at least three (3) Business Days in advance (the “Superior Offer Notice Period”),  of the intention of the Board (or any committee thereof) to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 6.1(a)(viii), which notice, if concerning an intended Change of Recommendation in response to a Superior Offer or concerning an intended termination pursuant to Section 6.1(a)(viii) of this Agreement, shall specify the identity of the Person (or group of Persons) making such Superior Offer and the material terms  and conditions thereof (or of any material modification thereto) and include an unredacted copy of the Superior Offer and an unredacted copy of the then-current proposed draft alternative acquisition agreements;

(ii)       if requested by Parent, the Company shall have negotiated with, and shall have caused its representatives to negotiate with, Parent in good faith during the Superior Offer Notice Period to make any bona fide modifications proposed by Parent to the terms and conditions of this Agreement so that such Superior Offer would cease to constitute a “Superior Offer” hereunder;

(iii)      either (A) Parent shall not have, prior to the expiration of the Superior Offer Notice Period, made a written offer to modify the terms of this Agreement in a manner that would cause such Superior Offer to cease to constitute a “Superior Offer” hereunder, which written offer would be binding on Parent upon the Company’s acceptance thereof or (B) the Board (or any committee thereof) (after consulting with its outside financial advisors and outside legal counsel) shall have considered in good faith any changes to this Agreement offered in writing by Parent to modify the terms of this Agreement, and shall have determined that such Superior Offer continues to constitute a Superior Offer if such changes were to be given effect and that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of an Acquisition Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to “three (3) Business Days” shall be deemed references to “one (1) Business Day”); and

(iv)       in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into a definitive agreement to consummate a Superior Offer, the Company will have validly terminated this Agreement in accordance with Section 6.1(a)(viii).

(f)       Notwithstanding anything herein to the contrary, at any time prior to (but not after) obtaining the Company Shareholder Approval, the Board (or any committee thereof) may make an Change of Recommendation in response to a positive material event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to an Acquisition Proposal) arising after the date of this Agreement that (i) was neither known to, nor reasonably foreseeable by, the Board prior to the date of this Agreement, and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Common Stock or the credit rating of the Company (an “Intervening Event”) (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred), only if the Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided,  however, that no Change of Recommendation may be made unless (i) the Company shall have provided prior written notice to Parent and MergerSub, at least three (3) Business Days in advance, of the intention of the Board (or any committee thereof) to effect a Change of Recommendation in response to an Intervening Event and specifying in reasonable detail the reasons for such Change of Recommendation and (ii) the Board (or any committee thereof) (after consulting with its outside financial advisors and outside legal counsel) shall have considered  in good faith any changes  to this Agreement offered  in writing  by Parent with respect to an intended Change of Recommendation  in response  to an Intervening Event, and shall have determined that the failure  to make a Change of Recommendation would  be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)       Nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s Shareholders required (after consultation with outside legal advisors) under applicable Law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Board to effect a Change of Recommendation other than in accordance with Section 5.8(e) or (f).  For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Change of Recommendation.

(h)       The Company agrees that any material breach of this Section 5.8 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

Section 5.9     Proxy Statement.

As promptly as practicable following the date of this Agreement (any in any event within thirty (30) days), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company may not file the Proxy Statement or any Other Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Each of the Company and Parent shall prepare and file with the SEC all Other Filings, if any, that are required pursuant to applicable Law to be filed by such party in connection with the Merger, and the Company shall cause the Proxy Statement (and all other proxy materials) to be mailed to the Shareholders as promptly as practicable after the earlier of (x) receiving notification that the SEC or its staff is not reviewing the Proxy Statement, (y) the expiration of the 10-day period after filing of the preliminary Proxy Statement, in the event the SEC has failed to affirmatively notify the Company within such period that it will or will not be reviewing the Proxy Statement, or (z) the conclusion of any SEC or staff review of the Proxy Statement.  If necessary to comply with applicable Law, after the Proxy Statement shall have been mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. On the date of filing, the date of mailing to the Shareholders (if applicable) and at the time of the Company Shareholder Meeting, neither the Proxy Statement nor any Other Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company and its Affiliates, on the one hand, and Parent, MergerSub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement or any Other Filing without first providing the other party a reasonable opportunity to review and comment on such written communication, and each party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other parties or their respective counsel. The Company, on the one hand, and Parent and MergerSub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement or any Other Filing; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Filing; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

Section 5.10    Company Shareholders’ Meeting.

(a)       The Company shall take all action necessary under all applicable Law to call, give notice of, convene and hold a meeting of the Shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval, (ii) the Company Shareholders’ Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Shareholders, and (iii) Parent

shall cause all shares of Common Stock owned by Parent or MergerSub, if any, to be voted in favor of the approval of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders’ Meeting (x) to the extent it reasonably believes is necessary to comply with any applicable Law or (y) if as of the time for which the Company Shareholders’ Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders’ Meeting or to obtain the Company Shareholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (y) without Parent’s prior written consent).

(b)       The Company shall establish a record date in accordance with the Articles of Incorporation, the Bylaws, NASDAQ rules and applicable Law, for purposes of determining the holders of Common Stock entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”).

(c)       Subject to Section 5.8 of this Agreement and provided there shall not have been a Change of Recommendation in accordance with Section 5.8 of this Agreement, (i) the Proxy Statement shall include a statement to the effect that the Board (x) has determined and believes that the Merger is advisable and fair to, and in the best interests of, the Company and its Shareholders, (y) has approved this Agreement and the Merger, and (z) recommends that the Shareholders vote to approve and adopt this Agreement and the Merger at the Company Shareholders’ Meeting, and (ii) the Company shall use commercially reasonable efforts to solicit or cause to be solicited from the Shareholders proxies in favor of the adoption of this Agreement and the approval of the Merger (and any other matters required to be approved by the Shareholders in connection with the consummation of the Merger).

Section 5.11    Financing.

(a)       Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing contemplated by the Financing Commitment Letters on the terms set forth therein, including using Parent’s reasonable best efforts to (i) comply with and maintain in full force and effect the Financing Commitment Letters in accordance with the terms thereof, (ii) promptly negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Commitment Letters (the “Definitive Financing Agreements”) (and comply with and maintain in effect the Definitive Financing Agreements), (iii) satisfy on a timely basis all conditions to obtaining the Financing set forth in the Financing Commitment Letters and the Definitive Financing Agreements that are applicable to Parent and MergerSub, and to consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the sources of the Financing to fund the Financing at the Closing, and (iv) enforce its rights under the Financing Commitment Letter and Definitive Financing Agreements (provided that nothing herein shall be construed to require Parent or MergerSub to seek specific performance against any Financing Source).  Parent shall provide the Company with drafts

(when available) and thereafter true and complete and executed copies on or prior to the date of this Agreement of the Financing Commitment Letters (including the Fee Letter which may be redacted as customary for financings of this type) and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or any Definitive Financing Agreements, (B) any failure to carry out any of the terms of the Financing Commitment Letters or any the Definitive Financing Agreements by any party thereto, (C) any actual or threatened withdrawal, rescission, termination or repudiation of any of the Financing Commitment Letters or any Definitive Financing Agreements by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the Financing Commitment Letters or any Definitive Financing Agreements, or (E) the occurrence of an event or development that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any portion of the Financing.  Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Financing Commitment Letters.  Without the prior written consent of the Company, Parent shall not (A) agree to or permit any amendment, supplement, replacement or modification to be made to, or grant any waiver of, any provision or remedy under, any of the Financing Commitment Letters, the Fee Letters or Definitive Financing Agreement, if such amendment, supplement, replacement or modification would or would be reasonably likely to (i) reduce the aggregate amount of the Debt Financing or Equity Financing, as applicable, below the amount required to consummate the transactions contemplated by this Agreement, (ii) impose new or additional conditions precedent, or amend, expand or modify the conditions precedent, to the Debt Financing or the Equity Financing or any other terms of the Financing Commitment Letters in a manner that would reasonably be expected to materially delay or prevent the Closing or make the funding of the Debt Financing or the Equity Financing materially less likely to occur, or (iv) adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or the Financing Agreements (collectively, the “Restricted Commitment Letter Amendments”) (provided, that Parent or MergerSub, as applicable, may amend the Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitment Letters as of the date hereof, but only if the addition of such additional parties, individually or in the aggregate, would not result in (i) the occurrence of a Restricted Commitment Letter Amendment, (ii) any waiver of any right or remedy under the Commitment Letters if such waiver would result in the occurrence of a Restricted Commitment Letter Amendment, or (iii) early termination of the Financing Commitment Letters), or (B) directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.    Upon any amendment, supplement, modification or replacement of, or waiver of, any Financing Commitment or Definitive Financing Agreement in accordance with this Section 5.11(a), Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitments,” “Debt Commitment Letter,” “Equity Commitment Letters” and “Definitive Financing Agreements” shall include and mean such documents as amended, supplemented, modified, replaced or waived in compliance with this Section 5.11(a), and references to “Financing,” “Debt Financing” and “Equity Financing”

shall include and mean the financing contemplated by the Financing Commitments or Definitive Financing Agreements as amended, supplemented, modified, replaced or waived in compliance with this Section 5.11(a), as applicable.

(b)       Without limiting the effect of Section 5.11(c), if, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 5.11(a), the Debt Commitment Letter expires or are terminated, or the Debt Financing contemplated by the Debt Commitment Letter otherwise becomes unavailable, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration, termination or unavailability and the reasons therefor and/or the circumstances giving rise thereto and (ii) use its reasonable best efforts promptly, and in any event prior to the Closing, to arrange for alternative financing from other sources (which alternative financing shall be in an amount at least equal to the Debt Financing or such unavailable portion thereof, which shall not include any conditions to funding or availability that are more onerous than, or in addition to, the conditions set forth in the Debt Commitment Letter that expired or terminated, or for which the Debt Financing contemplated thereby became unavailable, and which shall not otherwise include terms  that would reasonably be expected to make the likelihood that the Alternative Debt Financing would be funded less likely) (the “Alternative Debt Financing”) to replace the Debt Financing contemplated by the expired or terminated Debt Commitment Letter(s) or which otherwise became unavailable, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “Alternative Debt Commitment Letters”), copies of which shall be promptly provided to the Company (which Fee Letter may be redacted in a customary manner (so long as the redaction does not cover terms that would adversely affect the conditionality, availability or termination of the Debt Financing)).  It is understood and agreed by Parent that the failure to arrange for such Alternative Debt Financing does not relieve Parent of any of its obligations under this Agreement.  In the event any Alternative Debt Commitment Letters are obtained, (x) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (y) below and (y) any reference in this Agreement to the “Financing Commitment Letters” or the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters to the extent not superseded by an Alternative Debt Commitment Letter at the time in question and any Alternative Debt Commitment Letters to the extent then in effect.

(c)       Prior to the Closing Date, the Company shall, at the sole cost and expense of Parent, reasonably cooperate with and reasonably assist the Parent and MergerSub in connection with the arrangement of the Debt Financing; provided, that such cooperation and assistance shall only be required upon reasonable advance notice and in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, and shall only include such matters that would customarily be done in connection with the arrangement of credit facilities of the same nature as the Debt Financing, including using its reasonable best efforts to (i) to the extent not available in the Company Reports, furnish Parent with the financial information required to be delivered pursuant to the Debt Commitment Letter (including pursuant to paragraph 3 of Exhibit B thereof, and including, to the extent not available in the Company Reports or otherwise publicly filed, any information reasonably necessary to prepare the pro forma financial statements required to be furnished by Parent and/or MergerSub pursuant to the Debt Commitment Letter (or the analogous provision in any amendment, restatement, amendment and restatement, replacement, substitution, supplement or other modification thereof that is required or permitted hereunder)), to the extent reasonably available to the Company, (ii) facilitate obtaining executed payoff letters and releases of existing Liens (to the extent required hereunder or in the Debt Commitment Letter), provided that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date, (iii) furnish (at least two (2) Business Days prior to the Closing Date) Parent with all documentation and other information reasonably required or requested with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested in writing at least five (5) Business Days prior to the Closing Date, (iv) assist in the preparation of schedules and other disclosures required pursuant to the definitive financing documents as may be reasonably requested by Parent, and (v) cooperate in Parent and MergerSub’s efforts to satisfy the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives (including assisting with the return and delivery of any original stock certificates or other possessory collateral in the possession of existing lenders or any other third party, and execution and delivery of any payoff documentation as may be required to be delivered pursuant to the Debt Commitment letter or any of the definitive financing documentation).  Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders and any of their respective Affiliates, and any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors and agents thereof, from and against any and all losses, damages, claims, penalties, costs and expenses suffered or incurred by any of them in connection with the Company’s cooperation and assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith, except to the extent arising from fraud or intentional misrepresentation by the Company.  Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all of its reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with this Section 5.11(c).

(d)       Parent acknowledges and agrees that neither the Company, nor the Company’s Subsidiaries, the Shareholders, the Awardholders nor any of their respective Affiliates, nor any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, shall have any responsibility for any financing that Parent may raise in connection with the transactions contemplated hereby, except to the extent arising from fraud or intentional misrepresentation by the Company or its Subsidiaries (other than, if the Closing occurs, the Company and its Subsidiaries after the Closing Date).  Any offering memorandum, bankers’ book or other materials prepared by or on behalf of Parent or its Affiliates, or Parent’s Financing Sources, in connection with the Parent’s financing activities related to the transactions contemplated hereby (collectively, “Offering Materials”) that include any information provided by or on behalf of the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders or any of their respective Affiliates, or any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, shall include a conspicuous disclaimer to the effect that neither the Company, the Company’s Subsidiaries, the Shareholders, the Awardholders nor any of their respective Affiliates (other than the Company and its Subsidiaries after the Closing Date), nor any employees, officers, directors, managers, members, stockholders, partners, representatives, advisors or agents thereof, have any responsibility for the content of such Offering Materials and disclaim all responsibility therefor and shall further include such a disclaimer in any oral disclosure with respect to such financing activities.

Section 5.12    WARN Act.  Schedule 5.12 provides a list of all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” (as those terms are defined in the federal Worker Adjustment Retraining Notification Act, or any analogous state or local Law (collectively, the “WARN Act”)) at any time during the ninety (90) days prior to the date of this Agreement.  Such list shall include each such employee’s (a) name, (b) date of hire, (c) position, (d) date of employment loss or layoff and (e) site of employment.  No earlier than three (3) days prior to the Closing Date, the Company shall update Schedule 5.12 to include all employees of the Company and each of its Subsidiaries who have experienced, or to the Knowledge of the Company, will experience, an “employment loss” or “layoff” at any time during the ninety (90) days prior to the Closing Date.  The Company shall not, and shall cause each of its Subsidiaries not to, at any time after the date of this Agreement and before the Closing Date, without complying with the notice requirements and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act) at any site of employment of the Company or any of its Subsidiaries; or (iii) any similar action under the WARN Act requiring notice to employees in the event of an employment loss or layoff.  Parent shall be liable for any WARN Act obligations and liability relating thereto after the Closing Date.  The provisions of this Section 5.12 shall survive the Closing.

Section 5.13    No Control of Business.  Nothing contained in this Agreement is intended to give Parent or MergerSub, directly or indirectly, the right to control or direct any aspect of the Company’s or its Subsidiaries’ respective business, assets and operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14    Section 16 Matters.  Prior to the Effective Time, the Company will take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15    NASDAQ Delisting; Exchange Act Deregistration.  Prior to the Effective Time, the Company will reasonably cooperate and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.16    Shareholder Litigation.  Prior to the Effective Time, the Company will provide Parent with prompt notice of all Shareholder Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any Shareholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement or any other Transaction Documents, and no such settlement will be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  In the event that any Shareholder litigation related to the transactions contemplated by this Agreement or any other Transaction Documents is brought against Parent or its directors, Parent shall promptly notify the Company of such litigation and keep the Company informed on a current basis with respect to the status thereof and give the Company the opportunity to participate in, but not control, the defense and settlement of any such litigation.

Section 5.17    Employment and Company Benefits.

(a)       During the one- (1) year period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee, for so long as the Company Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent, (i) substantially similar or greater base salary and substantially similar target annual bonus opportunity (excluding cash long-term incentive and other broad-based equity-based incentive opportunities) provided to such Company Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits (excluding deferred compensation, and cash long-term incentive and equity-based incentive opportunities) that, with respect to each employee, are substantially similar or greater in the aggregate to the compensation and benefits provided to such employee immediately prior to the Closing Date under the Company Plans set forth on Schedule 3.1(r)(i).  Without limiting the foregoing, as of the Closing, Parent shall, or shall cause the Surviving Corporation to, comply with the terms of all employment agreements covering Company Employees.  “Company Employee” means any employee of the Company or the Company Subsidiaries immediately prior to the Closing.

(b)       The Surviving Corporation shall provide each Company Employee whose employment is involuntarily terminated other than for cause during the one- (1) year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits which such employee would have received with respect to such termination following the severance practices of the Company and the Company Subsidiaries and employment agreements covering Company Employees as in effect immediately prior to the Closing Date and set forth on Schedule 3.1(r)(i).

(c)       Parent shall, or shall cause the Surviving Corporation to, give Company Employees credit for such Company Employees’ service with the Company for purposes of eligibility and vesting (other than vesting of future equity awards) and for purposes of determining future vacation accruals and severance amounts under any benefit plans maintained by Parent or the Surviving Corporation in which a Company Employee participates to the same extent and for the same purpose as recognized by the Company and the analogous Company Benefit Plan immediately prior to the Closing Date; provided,  however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)       Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e)       No provision of this Agreement shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment or service of any employee or other Person for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee or other Person any rights or remedies under or by reason of this Agreement, including any right as a third party beneficiary; or (iv) be treated as an adoption of or amendment to any particular employee benefit plan of Parent or the Company.

Article VI

TERMINATION

Section 6.1     Termination.

(a)       Termination of Agreement.  This Agreement may be terminated as follows:

(i)        by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(ii)       by written notice of Parent or the Company to the other party if the Closing shall not have occurred on or before December 20, 2017 (the “Outside Date”); provided,  however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article IV prior to the Outside Date or the failure of the Closing to occur on or prior to the Outside Date;

(iii)      by written notice of Parent or the Company to the other party if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders’ Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;

(iv)       by written notice of Parent (whether prior to or after the Company Shareholder Approval) to the Company, if (x) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of the Company in this Agreement shall have become untrue, and (y) any such breach, failure to perform or occurrence referred to in clause (x) (A) would result in a failure of any condition set forth in Section 4.1(a)(i) or Section 4.1(a)(ii) and (B) is not curable or able to be performed, or, if curable or able to be performed, is not cured or performed prior to the earlier of (1) the Outside Date and (2) thirty (30) days after written notice of such breach, failure or occurrence is given to the Company by Parent, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(v)        by written notice of the Company to Parent, if (x) Parent or MergerSub shall have breached or failed to perform any of its representations, warranties, covenants or other obligations contained in this Agreement, or any representation or warranty of Parent or MergerSub in this Agreement shall have become untrue, and (y) any such breach, failure to perform or occurrence referred to in clause (x) above (A) would result in a failure of a condition set forth in Section 4.2(a)(i) or Section 4.2(a)(ii) and (B) is not curable or able to be performed by the Outside Date, or, if curable or able to be performed by the Outside Date, is not cured or performed prior to the earlier of (1) the Outside Date and (2) thirty (30) days after written notice of such breach, failure or occurrence is given to Parent by the Company it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);  provided, that the failure of Parent to deliver any portion of the Merger Fund, the Specified Debt Amount or the Fees and Expenses Amount as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company or as provided in Section 6.1(a)(ix);

(vi)       by written notice of Parent or the Company to the other party if there shall be a permanent injunction, restraining order, ruling or decree of any nature of any Governmental Entity that is in effect that restrains, enjoins or prohibits the consummation of the transactions contemplated hereby; provided, that, the party so requesting termination shall have complied with Section 5.5;

(vii)      by written notice of Parent to the Company in the event the Board (or any committee thereof) shall have made a Change of Recommendation;

(viii)     by written notice of the Company to Parent (at any time prior to the approval of this Agreement by the Company Shareholder Approval), in order to enter into a definitive written agreement providing for a Superior Offer in accordance with Section 5.8(e), if the Company has complied in all material respects with Section 5.8 with respect to such Superior Offer (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement) and, no later than the second (2nd) Business Day after such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 6.1(b); or

(ix)       by the Company, if (w) all of the conditions set forth in Section 4.1 of this Agreement have been satisfied or, to the extent permitted by applicable Law and this Agreement, waived (other than those conditions which are to be satisfied only on the Closing Date), (x) the Company has irrevocably notified Parent in writing that it is ready, willing and able to consummate the Closing, (y) the Company has given Parent notice of at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to Section 6.1(a)(ix) if Parent and MergerSub fail to consummate the Merger on the date required pursuant to Section 2.8(a), and (z) Parent fails to complete the Closing on the later of (1) the expiration of the three (3) Business Day period contemplated by clause (y); and (2) the date required pursuant to Section 2.8(a) of this Agreement.

(b)       Effect of Termination.

(i)        In the event that this Agreement is validly terminated in accordance with Section 6.1(a), then this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Company, Parent, MergerSub or any of their respective Affiliates, or any of their respective managers, directors, stockholders, members, partners, officers, employees, agents, representatives, successors or assigns, except that the provisions of Article I,  Section 5.3, this Section 6.1 and Article VII shall survive the termination of this Agreement. Notwithstanding the foregoing, but subject to the limitations set forth in Section 6.1(d), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement.

(ii)       If this Agreement is terminated pursuant to Sections 6.1(a)(vii) or 6.1(a)(viii), the Company will pay to Parent or its designee (as directed by Parent) the Company Termination Fee.  If the Company Termination Fee is payable, such Company Termination Fee shall be paid no later than the second (2nd) Business Day after termination of this Agreement, by wire transfer of immediately available funds to an account designated by Parent.  The Company acknowledges that the agreements contained in this Section 6.1(b)(ii) and in Section 6.1(b)(iii) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the Company Termination Fee when due pursuant to Section 6.1(b)(ii) or Section 6.1(b)(iii), as applicable, and, in order to obtain such payment, Parent or any of its Affiliates commences a suit or other Action that results in a judgment against the Company for the Company Termination Fee or any portion thereof, the Company shall pay to Parent the costs and expenses (including reasonable and documented attorneys’ fees) of Parent or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment, or a lesser rate that is the maximum permitted by applicable Law.

(iii)      If (A) this Agreement is validly terminated pursuant to Section 6.1(a)(ii),  Section 6.1(a)(iii) or Section 6.1(a)(iv); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 6.1(a)(ii),  Section 6.1(a)(iii) or Section 6.1(a)(iv), an Acquisition Proposal has been publicly announced or disclosed or privately submitted to the Board and not withdrawn or otherwise abandoned; and (C) within one year of the termination of this Agreement pursuant to Section 6.1(a)(ii), Section 6.1(a)(iii) or Section 6.1(a)(iv), as applicable, either an  Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for an Acquisition Transaction and that Acquisition Transaction is subsequently consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account designated by Parent. For purposes of this Section 6.1(b)(iii), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(iv)       If this Agreement is terminated pursuant to Sections 6.1(a)(v) or 6.1(a)(ix), Parent will pay to the Company or its designee (as directed by the Company) the Parent Termination Fee.  If the Parent Termination Fee is payable, such Parent Termination Fee shall be paid no later than the second (2nd) Business Day after termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company, it being understood that in no event shall the Parent Termination Fee be payable on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Parent acknowledges that the agreements contained in this Section 6.1(b)(iv) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay the Parent Termination Fee when due and, in order to obtain such payment, the Company or any of its Affiliates commences a suit or other Action that results in a judgment against Parent for the

Parent Termination Fee or any portion thereof, Parent shall pay to the Company the costs and expenses (including reasonable and documented attorneys’ fees) of the Company or such Affiliate in connection with such suit or other Action, together with interest on such amount or portion thereof at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment, or a lesser rate that is the maximum permitted by applicable Law.

(v)        After termination of this Agreement pursuant to Sections 6.1(a)(vii) or Section 6.1(a)(viii), Parent’s right to receive payment of the Company Termination Fee from the Company pursuant to Section 6.1(b) shall, upon full payment to Parent of the Company Termination Fee, be the sole and exclusive remedy of Parent, MergerSub, Guarantor and their respective Affiliates, former, current and future holders of any equity, controlling persons, managers, directors, stockholders, optionholders members, general or limited partners, officers, employees, agents, attorneys, Financing Sources, representatives, successors and assigns (collectively, the “Parent Related Parties”) against the Company, its Subsidiaries and their respective Affiliates, managers, directors, shareholders, Optionholders, RSUholders, Warrantholders, members, partners, officers, employees, agents, attorneys, representatives, successors and assigns (collectively, the “Company Related Parties”) for any loss or damage relating to or arising out of this Agreement, the failure to consummate the Merger or as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by the Company or any other Company Related Party prior to the termination of this Agreement pursuant to Section 6.1(a) or the failure of the transactions contemplated hereby to be consummated; provided,  however, that the Company shall remain obligated for, and Parent shall be entitled to remedies with respect to, the Confidentiality Agreement, and the Company shall remain obligated for, and Parent shall be entitled to remedies with respect to, the reimbursement and expense obligations of the Company contained in the last sentence of Section 6.1(b)(ii).

(vi)       After termination of this Agreement pursuant to Sections 6.1(a)(v) or 6.1(a)(ix), the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to Section 6.1(b) shall, upon full payment to the Company of the Parent Termination Fee, be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties relating to or arising out of this Agreement, the failure to consummate the Merger or as a result of any breach of this Agreement or any Transaction Document or any representation, warranty, covenant or agreement contained herein or therein by Parent, MergerSub or any other Parent Related Party, and upon payment of the Parent Termination Fee, to the extent owed to the Company under this Agreement, (A) none of the Parent Related Parties will have any further liability or obligation to the Company relating to or arising out of this Agreement, any Transaction Documents (including the Commitment Letters) or the transactions contemplated hereby and thereby or any matters forming the basis for such termination, and (B) neither the Company nor any other Person will be entitled to bring or maintain any Action against Parent,

MergerSub or any other Parent Related Party arising out of this Agreement, the Transaction Documents (including the Commitment Letters), the transactions contemplated hereby and thereby or any matters forming the basis for such termination;  provided,  however, that such parties shall remain obligated for, and the Company shall be entitled to remedies with respect to, the Confidentiality Agreement, and Parent shall remain obligated for, and the Company shall be entitled to remedies with respect to, the reimbursement and expense obligations of Parent contained in Sections 5.4 and 5.11(d), and the last sentence of Section.

(vii)      Each party acknowledges that (A) the agreements contained in Section 6.1(b) are an integral part of the transactions contemplated by this Agreement, (B) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee are payable are uncertain and incapable of accurate calculation and, therefore, each of the Company Termination and Parent Termination Fee is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties would not have entered into this Agreement.

(c)       Following any termination of this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.  Nothing in this Section 6.1 shall be deemed to impair the right of any party to bring any action or actions for specific performance, injunctive and/or other equitable relief (including the right of any party to compel specific performance by another party of its obligations under this Agreement) pursuant to, and subject to the limitations set forth in, Section 7.16 prior to the valid termination of this Agreement, except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 7.18(a), under no circumstances shall the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 7.18(a) and any monetary damages, including the Parent Termination Fee pursuant to this Agreement.

(d)       Notwithstanding anything to the contrary contained herein, under no circumstances will the collective monetary damages payable by Parent, MergerSub or any of their Affiliates for breaches under this Agreement or the Commitment Letters (taking into account the payment of the Parent Termination Fee pursuant to this Agreement) exceed an amount equal to $8,264,000 (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery, fee or award in excess of the Parent Liability Limitation against any of the Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Commitment Letters or the transactions contemplated hereby and thereby

(including, any breach by the Guarantor, Parent or MergerSub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Guarantor’s obligations under the Equity Commitment Letter and other than the obligations of Parent and MergerSub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than Parent and MergerSub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

Article VII

MISCELLANEOUS

Section 7.1     Nonsurvival of Representations, Warranties and Covenants.  The representations, warranties, covenants and agreements in this Agreement and/or the other Transaction Documents shall terminate at the Effective Time, except that each of the covenants and agreements set forth in Article II,  Section 5.6,  Section 5.12 and this Article VII shall survive the Closing in accordance with their terms.

Section 7.2     Takeover Laws.  If any Takeover Law shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and members of their respective boards of directors (or similar governing bodies) shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 7.3     Assignment; Binding Effect.  This Agreement and the rights hereunder are not assignable, directly or indirectly (by operation of Law or otherwise), unless such assignment is consented to in writing by both Parent and the Company, and any attempted assignment without the required consents shall be void; provided,  however, that Parent and MergerSub may without such consent and upon written notice to the Company assign their rights hereunder or under any instrument executed or delivered in connection herewith as collateral security to any lender or any other Financing Source providing financing in connection with the transactions contemplated hereby, which assignment shall not relieve Parent or MergerSub of any of their obligations hereunder.  Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.4     Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF WISCONSIN. NOTWITHSTANDING THE FOREGOING, ANY DISPUTES INVOLVING THE FINANCING SOURCES WITH RESPECT TO THE DEBT COMMITMENT LETTER, THE FEE LETTER, THE DEBT FINANCING AND THE PERFORMANCE THEREOF BY THE LENDERS SHALL

BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7.5     Consent to Jurisdiction and Service of Process.  THE PARTIES HEREBY (I) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY WISCONSIN STATE COURT OR FEDERAL COURT SITTING IN THE CITY OF MILWAUKEE, WISCONSIN (AND APPELLATE COURTS THEREOF) WITH RESPECT TO DISPUTES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT, AND (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 7.7;  PROVIDED,  HOWEVER, THAT EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OF DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OF THE DEBT FINANCING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 7.6     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE LIMITED GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH ACTIVE INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.6.

Section 7.7     Notices.  All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”), (c) one (1) Business Day after deposit with an overnight courier service or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address, facsimile number or e-mail address for a party as shall be specified by like notice):

If to Parent or, after the Closing, the Company, to:

c/o True Wind Capital GP, LLC

480 Pacific Avenue, Suite 200

San Francisco, CA  94133

Attention:    Adam Clammer

Facsimile:    (415) 780-9976

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104

Attn:   David L. Dixon, P.C.

           Joshua M. Zachariah, P.C.

Facsimile:  (415) 439-1500

If to the Company prior to the Closing, to:

ARI Network Services, Inc.

10850 West Park Place, Suite 1200,

Milwaukee, Wisconsin

Attn:  Chief Financial Officer

E-mail: bill.nurthen@arinet.com

With a copy (which shall not constitute notice) to:

Godfrey & Kahn, S.C.
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202

Attn:   C.J. Wauters

           Mark C. Witt

Facsimile:  (414) 273-5198

Section 7.8     Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 7.9     Fees and Expenses.  Except as otherwise specified in this Agreement, each party hereto will bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that Parent shall be responsible for (a) all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and (b) all filing fees in connection with any filings, applications or submissions under the HSR Act and any other applicable competition Law).

Section 7.10    Entire Agreement.  This Agreement (including the Exhibits, Annexes and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, promises, statements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 7.11    Interpretation.  When a reference is made to an Article, Section, subsection, clause, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, subsection, clause, Schedule, Annex or Exhibit of or to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.”  Any references to the masculine, feminine or neuter gender shall include such other genders and any references to the singular or plural shall include the other, in each case unless the context otherwise requires.  Any reference to this “Agreement” or any other agreement, document or other contract referred to herein or on any annex, schedule or exhibit hereto shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or contract, as the same may have been, or may from time to time be, amended, supplemented or otherwise modified, together with all annexes, schedules and exhibits to this Agreement or such other agreement, document or contract (as the case may be), in each case unless the reference specifically provides otherwise.  The terms “Dollars” and “$” mean United States Dollars, and all payments to be made by Parent, MergerSub or the Company under or pursuant to any provision of this Agreement shall be made in United States Dollars.  Information, documents and materials relating to the Shareholders, the Awardholders, the Warrantholders, the Company or its Subsidiaries or any other matter shall be considered “made available” or “provided” (or words or phrases of a similar import or nature) to Parent as of the date of this Agreement if such information, documents and/or materials have been posted to the electronic data room(s) established by the Company at http://us1.merrillcorp.com at least one (1) day prior to the date of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.12    Disclosure.  Any exception, qualification or other disclosure set forth on the Company Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent on its face that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure makes reference to such other representations, warranties or covenants or any of their Section references.  The inclusion of information in any of the Company

Disclosure Schedules shall not be construed as an admission that such information is material to the Business, the Company or any of its Subsidiaries.

Section 7.13    Waiver and Amendment.  Any provision of this Agreement may be amended, supplemented, waived or modified if, and only if, any such amendment, supplement or modification is in writing and signed by the Company and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after execution of the approval of this Agreement and the Merger by the Shareholders, no amendment shall be made that by Law requires further approval by the Shareholders without obtaining such required approval under the WBCL. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything herein to the contrary, in no event shall the provisions relating to the Financing Sources set forth in Section 6.1(b),  Section 6.1(d),  Section 7.3,  Section 7.5,  Section 7.15,  Section 7.17 or Section 7.18 (and in each case, the defined terms used or defined therein) be amended, modified or altered without the prior written consent of such Financing Sources.

Section 7.14    Counterparts; Facsimile and PDF Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile and portable document format signatures shall be deemed originals.

Section 7.15    Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, shall give or be construed to give to any other Person any legal or equitable rights hereunder, except that (a) each Company Indemnitee shall be a third party beneficiary of Section 5.6, (b) each Company Related Party shall be a third party beneficiary of Section 6.1(b)(v), (c) each Parent Related Party shall be a third party beneficiary of Section 6.1(b)(vi) and Section 6.1(d), and (d) any party listed in Section 7.17(b) shall be a third party beneficiary of Section 7.17(b). The provisions of Section 6.1(b),  Section 6.1(d),  Section 7.3,  Section 7.5,  Section 7.15,  Section 7.17 and Section 7.18 will inure to the benefit of the Financing Sources and their successors and permitted assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and permitted assigns).

Section 7.16    Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.17    Non-Recourse.  This Agreement may only be enforced against the named parties hereto  (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, may be made only against the Persons that are expressly identified as parties hereto and (b) no past, present or future director, manager, officer, employee, incorporator, member, general or limited partner, stockholder, Financing Source, controlling person, Optionholder, RSUholder, Warrantholder, trustee, Affiliate, agent, attorney, successors and assigns or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction Documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction Documents, or the negotiation, execution or performance of this Agreement.  Nothing in this Section 7.17 shall be deemed to alter, modify, replace or limit the terms, provisions and agreements set forth in Section 7.1. Notwithstanding anything herein to the contrary, none of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or in equity, in contract, tort or otherwise, and neither the Company nor any of its Affiliates shall have any rights or claims against any of the Financing Sources hereunder or thereunder (provided that nothing herein shall limit the rights of the Company and its Affiliates from and after the Effective Time under any Debt Commitment Letter or Definitive Financing Arrangements (but not, for the avoidance of doubt, this Agreement) to the extent the Company and/or such Affiliate(s) are party thereto).

Section 7.18    Specific Performance.

(a)The Company, Parent and MergerSub acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, and (b) remedies at law would not be adequate to compensate the non-breaching party.  Accordingly, each of the Company, Parent and MergerSub agree that, prior to any valid termination of this Agreement in accordance with Section 6.1 and subject in all respects to this Section 7.18, each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce its rights hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.  The right to equitable relief, including specific performance and injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement except as provided in this Section 7.18 and, following a termination of this Agreement, in Section 6.1(b).  Each of the Company, Parent and MergerSub hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.  Each of the Company, Parent and MergerSub hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, are invalid, are contrary to Law or are inequitable for any reason.  The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, none of the Company, Parent or

MergerSub would have entered into this Agreement.  Notwithstanding the foregoing or anything else to the contrary, the parties hereto hereby acknowledge and agree that the Company shall only be entitled to specific performance to cause the Equity Financing to be funded and to cause Parent to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Article II, if (i) all conditions in Section 4.1 (other than those conditions which are to be satisfied only on the Closing Date but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.8(a), (iii) the Company has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Debt Financing or Alternative Debt Financing and the Equity Financing were funded, then it will take such actions that are required of it by this Agreement to cause the Closing to occur, and (B) the Company is prepared, willing and able to effect the Closing, and (iv) the Debt Financing (or Alternative Debt Financing) has been funded, or will be funded at the Closing (if the Equity Financing is funded), or the Financing Sources have irrevocably confirmed to Parent in writing that the Debt Financing will be funded and available at the Closing (if the Equity Financing is funded).

(b)Without limiting the obligations of the Financing Sources under the Debt Commitment Letter and the rights of Parent and MergerSub under the Debt Commitment Letter, the Company acknowledges and agrees that in no event shall the Company be entitled to seek a remedy of specific performance or other equitable remedies against any lender-related party (including such Financing Sources and its respective Affiliates, and the respective officers, directors, employees, partners, trustees, stockholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns).

Section 7.19    Limited Disclosure.  Notwithstanding anything in this Agreement to the contrary, to comply with Treas. Reg. Section 1.6011-4(b)(3)(i), the Company, the Shareholders, the Optionholders and Parent (and any employee, representative or other agent of the foregoing) may disclose to any and all Persons, without limitation of any kind, the United States federal income tax treatment and structure of the transactions contemplated by this Agreement (including opinions or other tax analyses that are provided to any of them relating to such tax treatment and tax structure).  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.  For this purpose, tax treatment and tax structure shall not include (a) the name of, or any other identifying information regarding the Shareholders, the Awardholders or Parent (or any affiliate thereof), (b) any specific pricing information or (c) other nonpublic business or financial information (including, without limitation, the amount of any fees, expenses, rates or payments) that is not relevant to an understanding of the tax treatment of the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PARENT:

EXPEDITION HOLDINGS LLC
A Delaware limited liability company

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: Managing Member

MERGERSUB:

EXPEDITION MERGER SUB, INC.
A Wisconsin corporation

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: Chief Executive Officer

COMPANY:

ARI NETWORK SERVICES, INC.

By:	/s/ William Nurthen
Name: William Nurthen
Title: CFO